UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
(Amendment No.  )

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Keurig Dr Pepper Inc.
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Keurig Dr Pepper

2025 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

KEURIG
Dr Pepper
zero SUGAR
GREEN MOUNTAIN COFFEE ROASTERS
BREAKFAST BLEND
LIGHT ROAST
ENERGY
GHOST
ORANGE CREAM
Peñafiel
CANADA DRY
GINGER ALE
snapple
A&W
ROOT BEER
core
HYDRATION
MOTT'S
No Sugar Added
APPLESAUCE
APPLE

April 25, 2025

DEAR FELLOW STOCKHOLDERS,

2024 was a strong year for KDP across multiple dimensions. We delivered attractive financial performance in a dynamic operating environment, with net sales and adjusted earnings per share growth in line with our long-term algorithm. We also unveiled a refreshed strategy to guide our next chapter of value creation and made meaningful progress across each of its five strategic pillars:

▪  Champion Consumer-Obsessed Brand Building: we strengthened our core portfolio through winning innovation and marketing, driving attractive growth and share gains across many of our iconic brands, led by Dr Pepper and Canada Dry

▪  Shape Our Now & Next Portfolio: we entered compelling white space categories, including sports hydration with Electrolit and ready-to-drink coffee with La Colombe, onboarded several new coffee partners and acquired GHOST, a successful emerging brand that fortifies our position in the high-growth energy drink category

▪  Amplify Our Route-to-Market Advantage: we extended the reach and power of the KDP direct store delivery (DSD) network through territory acquisitions, most notably in Arizona, and via continued investments in digital tools and physical assets designed to strengthen our existing network

▪  Generate Fuel for Growth: we generated strong productivity savings at the top of our targeted range and managed overheads tightly, funding reinvestment while simultaneously driving margin expansion

▪  Dynamically Allocate Capital: we deployed accelerating free cash flow in a disciplined and balanced manner, including funding record share buyback activity, continued dividend growth, and strategic investments aimed at enhancing and future-proofing our portfolio

Our 2024 performance was a testament to the expertise, dedication, and hard work of the approximately 29,000 employees across the Company. KDP is distinguished by our challenger culture, and we are honored to lead such an exceptional and motivated team. We’re also deeply appreciative of you, our stockholders, for your support of KDP and for the trust and confidence you have placed in our leadership team. With our clear and compelling value creation strategy, we are energized by the prospect of delivering strong and consistent shareholder returns for the years to come.

During the past year, we rounded out our journey from a closely-held company at formation in 2019 to the widely-held company we are today. As our ownership structure has evolved over time, we have likewise thoughtfully and deliberately refined our governance policies and Board composition, and this process will continue in 2025 and beyond.

Within our proxy statement, you will find details of key changes, including the addition to the Board of two new independent directors in April 2025: Mike Van de Ven, Executive Advisor and former President and Chief Operating Officer of Southwest Airlines Co., and Lawson Whiting, President and Chief Executive Officer of Brown-Forman Corporation. The Board also plans to form a standalone Nomination and Governance Committee in the next year to increase its focus on corporate governance matters and steward the recruitment of highly qualified independent directors in the future. Following a successful CEO transition to Tim, we also recently announced that Bob’s role has progressed from Executive Chairman to non-employee Chairman of the Board. These are all steps in a purposeful evolution of our Board and governance structure in service of promoting a formidable and complementary range of backgrounds, perspectives, skills and experiences among our directors.

We are pleased to invite you to attend our Annual Meeting of Stockholders, which will take place online on June 18, 2025, at 11:00 a.m., Eastern Time. You may attend, vote, and submit questions during the meeting via the Internet at www.proxydocs.com/KDP. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual annual meeting, we hope you will vote as soon as possible. Thank you for your continued support.

Sincerely,

Robert Gamgort Executive Chairman Timothy Cofer Chief Executive Officer

Robert Gamgort Chairman of the Board	Timothy Cofer Chief Executive Officer

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Wednesday, June 18, 2025 11:00 a.m. ET	Location Virtual Annual Meeting www.proxydocs.com/KDP	Record Date April 21, 2025

Notice is hereby given that the virtual annual meeting of stockholders (the “Annual Meeting”) of Keurig Dr Pepper Inc., a Delaware corporation (“KDP”), will be held on June 18, 2025, at 11:00 a.m. ET. You can attend the Annual Meeting online, vote your shares electronically and submit questions online during the meeting by visiting www.proxydocs.com/KDP; you must register to attend the meeting by 5:00 p.m. ET on June 17, 2025 by visiting www.proxydocs.com/KDP and entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If your shares are held in the name of a bank, broker or other nominee and you have any questions about your control number, please contact the bank, broker or other nominee that holds your shares. Once registered, you will receive an email with a unique link and instructions on how to attend the meeting one hour prior to the start of the meeting.

Items Of Business:

1.	To elect the nine director nominees named in the accompanying Proxy Statement to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2.	To approve, on an advisory basis, KDP’s executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as KDP’s independent registered public accounting firm for fiscal year 2025; and

Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote: Stockholders of KDP common stock at the close of business on April 21, 2025.

Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being made available to stockholders on or about April 25, 2025.

How You May Vote: (i) VIA THE INTERNET, (ii) BY TELEPHONE, or (iii) BY MAIL.

If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Anthony Shoemaker

Chief Legal Officer & Secretary

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE ONLINE OR BY TELEPHONE OR, IF YOU RECEIVED A HARD COPY OF THE PROXY MATERIALS, COMPLETE AND RETURN THE ENCLOSED PROXY CARD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 18, 2025:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended December 31, 2024 are available at www.proxydocs.com/KDP.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT

 Proxy Summary

PROXY SUMMARY

This summary highlights certain information in this Proxy Statement. Stockholders are encouraged to read the entire Proxy Statement and 2024 Annual Report carefully before voting.

2025 Annual Meeting Information

Date and Time Wednesday, June 18, 2025 11:00 a.m. ET	Location Virtual Annual Meeting www.proxydocs.com/KDP	Record Date April 21, 2025

Meeting Agenda and Voting Recommendations

Proposal	Board’s Voting Recommendation	Page Reference

Company Proposals

1. Election of Nine Director Nominees Named in this Proxy Statement	FOR (each nominee)	5

2. Advisory Resolution to Approve KDP’s Executive Compensation	FOR	24

3. Ratification of Deloitte & Touche LLP’s Appointment as the Company’s Independent Auditor for 2025	FOR	51

Keurig Dr Pepper

Keurig Dr Pepper Inc. (“KDP,” “we,” “us,” “our” or the “Company”) is a leading beverage company in North America, with a portfolio of more than 125 owned, licensed and partner brands and powerful distribution capabilities to provide a beverage for every need, anytime, anywhere. With annual revenue of more than $15 billion, we hold leadership positions in beverage categories including carbonated soft drinks, coffee, tea, water, juice and mixers, and have the #1 single serve coffee brewing system in the U.S. and Canada. Our innovative partnership model builds emerging growth platforms in categories such as premium coffee, energy, sports hydration and ready-to-drink coffee. Our brands include Keurig®, Dr Pepper®, Canada Dry®, Mott’s®, A&W®, Peñafiel®, Snapple®, 7UP®, Green Mountain Coffee Roasters®, GHOST®, Clamato®, Core Hydration® and The Original Donut Shop®. Driven by a purpose to Drink Well. Do Good., our approximately 29,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and the planet.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	1

 Proxy Summary

Company Highlights

KDP is a scaled and disruptive challenger in the attractive North American beverages industry.

In a dynamic operating environment in 2024, the Company delivered healthy results, with approximately 4% constant currency net sales growth and 8% Adjusted diluted EPS growth, both consistent with KDP’s long-term growth algorithm.* Our performance demonstrated excellent execution across the organization and was driven by continued momentum in our U.S. Refreshment Beverages and International segments, as well as strong productivity and overhead savings. Looking ahead, we expect to continue setting a high bar for operational excellence while further advancing our value-creation strategy.

During 2024, we completed our leadership succession plan, with Timothy Cofer ascending to the Chief Executive Officer role and joining the Board of Directors in April 2024, and Robert Gamgort continuing to serve as Executive Chairman. Following a successful year during which Mr. Cofer capably guided the Company as the new CEO and Mr. Gamgort partnered closely with the entire executive leadership team to advance KDP’s strategic agenda, on April 24, 2025, Mr. Gamgort transitioned from the role of Executive Chairman to non-employee Chairman of the Board.

Additionally, the Company made a series of executive leadership appointments designed to advance its growth strategy. In January 2025, we elevated Eric Gorli to the role of President, U.S. Refreshment Beverages, Sean Cronican to the role of Chief Customer Officer and Drew Panayiotou to the role of Chief Marketing Officer. Also in January 2025, we appointed Justin Whitmore to the newly created role of President, KDP Energy, with responsibility for KDP’s energy brand portfolio, including the integration of the recently-acquired GHOST brand. Our leadership team is talented, experienced and aligned in its vision for KDP’s next chapter of growth and value creation.

Beginning in 2025, to further improve our ability to recruit and retain top beverage talent and in response to stockholder feedback, we added performance-based equity awards to our compensation program. We expect that this change will further incentivize our leaders to drive towards future growth and will more closely align enterprise focus with stockholder expectations.

Evolution in KDP Ownership and Governance

During the past year, KDP largely completed our journey from a closely-held company at formation to the widely-held company we are today. As we enter KDP’s next chapter, we are continuing to evolve our Board and governance structure, including through the addition of independent directors with valuable skills, as demonstrated by our recent appointments of directors Mike Van de Ven, Executive Advisor and former President and Chief Operating Officer of Southwest Airlines Co., and Lawson Whiting, President and Chief Executive Officer of Brown-Forman Corporation. The Board also plans to form a standalone Nomination and Governance Committee in the next year to increase its focus on corporate governance matters and steward the recruitment of highly qualified independent directors in the future. Going forward, KDP expects to continue to thoughtfully and deliberately refine our governance policies and Board composition.

*

Constant currency net sales growth and Adjusted diluted EPS growth are presented on a constant currency basis. Adjusted operating income, constant currency net sales growth and Adjusted diluted EPS growth are non-GAAP measures. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to the reported GAAP financial measures.

2	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proxy Summary

2025 Director Nominees

Name	Principal Occupation	Years of Service	Independent	No. of Current Public Company Boards (including KDP)	Committees & Roles

Timothy Cofer	Chief Executive Officer of KDP	1		1

Robert Gamgort	Former Executive Chairman and Chief Executive Officer of KDP	7		2	Chairman of the Board

Oray Boston	Worldwide President of TECA + Sports, Johnson & Johnson Orthopaedics Company	2	✓	1	RemCo

Juliette Hickman	Former Investment Analyst, Capital Group Companies	4	✓	2	Audit

Pamela Patsley	Former Executive Chairman and Chief Executive Officer of MoneyGram International, Inc.	17	✓	4	Lead Director RemCo (Chair)

Debra Sandler	President and Chief Executive Officer of La Grenade Group, LLC and Founder and Former CEO of Mavis Foods, LLC	4	✓	4	RemCo

Robert Singer	Former Chief Executive Officer of Barilla Holding S.p.A.	7	✓	2	Audit (Chair)

Mike Van de Ven	Executive Advisor and Former President and Chief Operating Officer of Southwest Airlines Co.	0	✓	2	Audit

Lawson Whiting	President and Chief Executive Officer of Brown-Forman Corporation	0	✓	2	RemCo

Corporate Governance Highlights

Board Independence and Structure	Board Practices	Oversight of Risk, Ethics and Corporate Responsibility

▪ Seven of our nine director nominees are independent, with our current and former CEOs as our two additional nominees

▪ All Board committees comprised solely of independent directors

▪ Strong Lead Independent Director with clearly defined and robust responsibilities

▪ Commitment to a range of backgrounds, perspectives, skills and experiences represented on the Board

▪ Annual election of all directors

▪ Demonstrated successful Board refreshment

▪ Annual Board and committee evaluations

▪ Regular executive sessions of independent directors

▪ Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer

▪ Directors who are not public company named executive officers are limited to no more than four public company boards (including KDP); public company named executive officers are limited to no more than two public company boards (including KDP)

▪ Full Board responsible for risk oversight, with specific areas delegated to relevant Board committees

▪ Code of Conduct applicable to all directors, officers and employees, with annual compliance training and certification

▪ Responsible advocacy policy and robust political activities disclosures on our website

▪ Full Board oversight of corporate responsibility strategy and the Company’s long-term goals and commitments

Key Executive Compensation Practices

▪	Strong pay for performance philosophy designed to link pay delivery to the Company’s financial and market performance

▪	Significant levels of direct investment and long-term stock ownership required for all executives to closely align the interests of executives with those of our stockholders

▪	Lengthy vesting periods for equity awards

▪	Independent compensation consultant retained by and reporting to the Remuneration and Nominating Committee (the “RemCo”)

▪	Incentives do not encourage excessive risk taking

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	3

 Proxy Summary

▪

Clawback policies that require recoupment of excess incentive compensation in the event of certain financial restatements and that also allow recovery of incentive compensation (including time-based equity) in the event of executive misconduct

▪	No excise tax gross-ups for changes of control

▪	Double-trigger vesting upon a change of control

▪	Hedging is prohibited

▪	Pledging must be pre-cleared by the Legal Department, and pledging KDP securities for speculative purposes is prohibited

▪	Minimal perquisites

KDP Purpose and Impact

KDP is driven by a purpose to Drink Well. Do Good. Our Company embodies great brands, great experiences and great impact. We have 125 iconic brands that consumers love and trust, and our beverages enhance everyday experiences and bring us together with family and friends. Our approximately 29,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and the planet.

KDP Impact is our multi-year environmental and social agenda comprised of strategic initiatives that aim to make a positive impact with every drink. Rooted in action, realized through partnerships, and measured in results, we focus our commitments in the seven key impact areas where we can create meaningful change. These seven key impact areas are as follows:

▪

Climate and nature action. We are working to reduce resource use and to increase resiliency measures to account for a changing environment by focusing on climate mitigation and adaptation strategies for our business and supply chain.

▪	Water use and stewardship. As water is the primary ingredient in most of our beverages, we aim to be good stewards of water use in our operations, our communities, and throughout our supply chain.

▪

Packaging and circular economy. Sustainable packaging is a top priority for us, and we continue to innovate for circular solutions across our portfolio. We aim to reduce the use of unnecessary materials, offer packaging that is compatible with recycling, reuse and composting systems and incorporate post-consumer recycled content across our packaging portfolio.

▪

Human rights, responsible sourcing, and supply chain livelihoods. We are committed to respecting human rights, responsibly sourcing our brewers, coffee and cocoa and supporting the livelihoods of workers and their families in our supply chain.

▪	Consumer health and well-being. We are committed to providing a balanced portfolio of beverage options and the resources consumers need to make informed choices.

▪

Employee health, safety, and well-being. We aim to cultivate top beverage talent with a challenger mindset. We endeavor to create an inclusive, high-performing work environment in which all employees feel supported, and talent can thrive. We strive to provide meaningful career experiences, offer competitive benefits, well-being and development opportunities to attract, develop and retain a highly engaged workforce.

▪

Corporate governance and ethics. We have strong governance structures and ethical business practices in place designed to foster a culture built on integrity, transparency and responsibility with our stakeholders and to generate sustainable business performance.

We are committed to transparency and disclosure about these strategies, programs, progress and governance matters. Our report on KDP’s impact is available on our website at www.keurigdrpepper.com.

4	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that you vote “FOR” the election of each director nominee

The Board has nominated the nine candidates named in this proposal for election as directors at the Annual Meeting. All nominees are currently serving as KDP directors. Paul Michaels will not stand for re-election and will no longer serve on the Board upon election of the director nominees at the Annual Meeting. The size of the Board will be decreased to nine directors immediately upon election of directors at the Annual Meeting.

Directors are elected annually, and the director nominees standing for election at this Annual Meeting will serve until their term expires at the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. For each director nominee to be elected, assuming a quorum is present, votes cast “FOR” each nominee must exceed votes cast “AGAINST” such nominee. A failure to vote, a broker non-vote, if any, or an abstention will not be counted as votes cast either “FOR” or “AGAINST” the election of the applicable nominee, and therefore will have no effect on the vote.

Director Nomination Process

The Board is responsible for nominating the Company’s director candidates, with assistance in identifying and recommending nominees from the RemCo. The RemCo uses a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the RemCo through management, current Board members, independent search firms, stockholders or other sources.

Members of the RemCo, the Lead Independent Director of the Board (the “Lead Director”), the Chairman of the Board and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates. The RemCo reviews the background of all potential nominees and determines whether they individually possess the personal and professional attributes necessary to be a director. Any feedback obtained through the Board’s annual self-evaluation process with respect to the ability of individual directors to contribute to the Board is also considered in connection with the nomination process. The RemCo will consider director recommendations by stockholders and will evaluate nominees recommended by stockholders in largely the same manner as nominees recommended from other sources. In addition, stockholders can submit director nominations pursuant to the procedures set forth in our Amended and Restated Bylaws (the “Bylaws”).

The Company’s Corporate Governance Principles provide that directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company and ordinarily may not serve on the board of more than three other public companies in addition to KDP (or one other public company in the case of a director currently serving as a named executive officer of a public company). Each of our directors is currently in compliance with these expectations, and the RemCo assesses and reviews compliance with these guidelines as part of the annual nomination process. Directors are required to advise the chair of the RemCo in advance of accepting an invitation to serve on another corporate board of directors.

Nominations of Messrs. Van de Ven and Whiting

To increase independent director representation, in early 2025, the Board undertook an extensive search and recruiting process overseen by the RemCo, the Lead Director, the then-Executive Chairman and the Chief Executive Officer. The Board retained an independent search firm to assist in identifying and evaluating possible candidates, and both Mike Van de Ven and Lawson Whiting were initially recommended as candidates by the search firm. In addition to the directors leading the search, other members of the Board also interviewed Messrs. Van de Ven and Whiting during the evaluation process. The RemCo and the Board considered the feedback obtained through the Board’s 2024 self-evaluation process and determined that Messrs. Van de Ven and Whiting possessed skills and attributes that the Board had identified as important for its newest directors during that self-evaluation process. Upon the recommendation of the RemCo, the Board approved the appointments of Messrs. Van de Ven and Whiting to the Board effective April 24, 2025.

Board Composition and Qualifications

The Board is committed to the ongoing review of Board composition and regularly discusses the skills and characteristics required of KDP directors in the context of the current makeup of the Board, the operating requirements of the Company and the long-term interests of stockholders. The RemCo also reviews the collective experience of the Board and makes recommendations to the Board regarding the appropriate mix of skill sets, qualifications and attributes of the Board as a whole.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	5

 Proposal 1 — Election of Directors

The Board seeks candidates with diverse personal backgrounds, perspectives and experiences and who are committed to active participation, sharing fresh perspectives and providing constructive feedback to management. Our Board prioritizes candidates with proven executive leadership capabilities; consumer product industry expertise; strategic planning experience; financial and accounting skills; and corporate governance, regulatory and risk management experience. The Board may also consider such factors as diversity in viewpoint, professional experience, education, relevant market experience, skills and other individual qualifications, and assesses its effectiveness in this regard as part of the annual evaluation process.

The following matrix and charts highlight the primary skills, attributes and experience of our director nominees, and the absence of a designation does not mean a director nominee does not possess that particular skill or qualification. Each director nominee also contributes other important skills, knowledge, experience, viewpoints, and perspectives to our Board that are not reflected in the matrix and charts below.

Director Skills Matrix

Skills and Experience

Executive Leadership	●	●	●		●	●	●	●	●

Consumer Products	●	●	●			●	●		●

Strategic and M&A	●	●	●	●	●		●	●	●

Finance & Accounting				●	●		●	●

Sustainability/Corporate Responsibility	●			●	●	●			●

Brand Marketing	●	●	●		●	●		●	●

Digital, Innovation & Technology	●	●	●		●			●

Public Company Board Experience	●	●	●	●	●	●	●	●	●

Age	Tenure	Independence	Gender

Director Independence

The majority of the members of the Board are independent under Nasdaq’s listing standards. In order to determine that a director is independent under Nasdaq’s listing rules, the Board must affirmatively determine, after reviewing all relevant information, that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on these standards, the Board has determined that the following directors are independent: Oray Boston, Juliette Hickman, Paul Michaels, Pamela Patsley, Debra Sandler, Robert Singer, Mike Van de Ven and Lawson Whiting.

In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2022 between KDP and entities associated with the independent directors or their immediate family members. Specifically, the Board considered that Brown-Forman Corporation, where Mr. Whiting is employed, does business in the ordinary course with KDP. The amount received by KDP or Brown-Forman Corporation in each of the last three fiscal years did not exceed 1% of either KDP’s or Brown-Forman Corporation’s consolidated gross revenues.

Timothy Cofer and Robert Gamgort do not qualify as independent due to their positions as our CEO and former Executive Chairman, respectively. Due to their roles with JAB, a large stockholder, our former directors Joachim Creus, Frank Engelen, Olivier Goudet Peter Harf and Lubomira Rochet were not determined to be independent during the time when they served on the Board.

6	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

The Board also previously determined that Larry Young, a former director, was independent during the period he served as director; in making this determination, the Board considered that Mr. Young had not been employed by the Company in any capacity since his service as the CEO of Dr Pepper Snapple Group, Inc. (“DPS”) ended at the time of the 2018 merger between DPS and Keurig Green Mountain, Inc. (the “DPS Merger”) and that Mr. Young did not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Director Nominees

Director since 2024 56 years of age

Timothy Cofer

Biographical Information:

Timothy “Tim” Cofer has served as Chief Executive Officer of KDP and a member of the Board since April 26, 2024. He previously served as KDP’s Chief Operating Officer from November 2023 to April 25, 2024.

Mr. Cofer is a seasoned consumer packaged goods executive, with more than 30 years of multinational experience in driving growth, leading transformations and executing significant mergers and acquisitions. His career is highlighted by a track record of creating value and building high-performing teams. Prior to joining KDP, from October 2019 to September 2023, Mr. Cofer was the Chief Executive Officer and a member of the board of directors of Central Garden & Pet Company (Nasdaq: CENT) (Nasdaq: CENTA), a portfolio of brands in the lawn, garden and pet supplies industries, where he oversaw a multi-year period of double-digit revenue and profit growth and a series of strategic acquisitions.

Previously, he spent more than 25 years with Mondelēz International, a manufacturer of snack food products, and its predecessor company, Kraft Foods, with responsibility across a wide range of product categories, including coffee, chocolate and packaged food. In Mr. Cofer’s last position as EVP and Chief Growth Officer of Mondelēz International from 2016 to 2019, he was a critical architect behind the company’s successful growth strategy. He previously led several global regions, including as President of Asia Pacific, Middle East & Africa Mondelēz International and President of Kraft Foods Europe. In his U.S.-focused roles of President of Kraft Pizza Company and President of Oscar Mayer Foods, he oversaw manufacturing and distribution operations, including a nationwide direct store delivery network. He also led the global integration of Kraft and Cadbury, delivering on the merger’s strategic and financial objectives while nurturing a combined high-performing culture.

Mr. Cofer holds an MBA from the University of Minnesota and a BA in Economics and Political Science from St. Olaf College.

Qualifications:

Mr. Cofer has extensive experience as an executive in the consumer packaged goods industry, with a track record of driving growth, leading transformations and executing significant mergers and acquisitions. He has leadership experience in general management, manufacturing and distribution and strategic transactions, among other areas.

Other Current Public Company Directorships:

None

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	7

 Proposal 1 — Election of Directors

Director since 2018 62 years of age

Robert Gamgort

Biographical Information:

Robert “Bob” Gamgort serves as Chairman of the Board of KDP. He previously served as the Executive Chairman of KDP from April 26, 2024 to April 24, 2025. Prior to April 2024, he had served as Chief Executive Officer and a member of our Board since the formation of the Company in July 2018, other than a brief period of service as solely Executive Chairman in 2022. Under his leadership, KDP emerged as a leading beverage company in North America, with inclusion in the S&P 500 and Nasdaq 100. He was previously Chief Executive Officer of Keurig Green Mountain following its take-private transaction in 2016.

His 35-plus year career in consumer products and entertainment includes positions as Chief Executive Officer of Pinnacle Foods, North American President of Mars, Inc., and President of Major League Baseball Properties, as well as a progression of marketing, sales, strategy and general management roles at Kraft Foods and its predecessor company General Foods.

Mr. Gamgort serves on the boards of the Sherwin-Williams Company (NYSE: SHW) and National Veterinary Associates, Inc. (NVA/Ethos), a privately owned pet healthcare company. He also serves as a Senior Advisor for Blackstone Private Equity. He formerly was a Board member of Wayfair Inc. (NYSE: W), Trustee for Bucknell University, Director for the New Jersey State Employment Training Commission and Trustee for Schiff Natural Lands Trust.

Mr. Gamgort holds an MBA from the Kellogg Graduate School of Management at Northwestern University, a BA in Economics from Bucknell University and studied at the London School of Economics. He has been recognized for his influence in marketing, sports business and the beverage industry, including BEVNET’s “Person of the Year” award.

Qualifications:

Mr. Gamgort has extensive senior-level executive experience in the consumer products industry and substantial marketing and general management experience. Mr. Gamgort has significant experience overseeing transformational mergers and integrations.

Other Current Public Company Directorships:

The Sherwin-Williams Company

8	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

Director since 2022 58 years of age

Oray Boston

Biographical Information:

Oray B. Boston Jr. is the Worldwide President of TECA + Sports (Trauma, Extremities, Craniomaxillofacial, Sports and Animal Health) for DePuy Synthes, the Orthopaedics Company of Johnson & Johnson, a role he has held since August 2021, and joined KDP’s Board in November 2022.

With a focus on driving commercial growth and enhancing customer relationships globally, Mr. Boston leads the TECA + Sports platform, strengthening the leadership position in Trauma, enhancing their position in Extremities, elevating their life-changing offerings in Craniomaxillofacial, and bolstering the critical efforts of their Animal Health business. His previous positions at Johnson & Johnson, a pharmaceutical and medical technologies corporation, include Ethicon President of Global Biosurgery (May 2018 to September 2021), Office of Technology Vice President of Commercialization, Ethicon Vice President of Franchise Operations, Biosurgery Vice President of Sales & Marketing, and OTC Vice President of Sales Strategy.

Mr. Boston holds a Bachelor of Science in Industrial Engineering from the University of Southwest Louisiana and a master’s degree from the University of Pennsylvania.

Qualifications:

Mr. Boston has expertise in brand and marketing innovation, as well as sales and customer management with key consumer packaged goods retailers, developed through over 30 years of experience in operations, sales, marketing and other roles at global companies. In addition, Mr. Boston has experience with P&L management.

Other Current Public Company Directorships:

None

Director since 2021 51 years of age

Juliette Hickman

Biographical Information:

Juliette Hickman served as an investment analyst at the Capital Group Companies, an investment management company, from 1998 to 2020, with exposure to a broad range of industries on a global basis and specific expertise and focus on the global beverage industry. She joined KDP’s Board in January 2021.

Throughout her career, Ms. Hickman has gained extensive expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment. She is on the Board of Waldencast Plc.

Ms. Hickman holds a Bachelor of Arts degree in Politics and Public Administration from Nottingham Trent University and a Postgraduate Certificate in Sustainable Business from the Cambridge Institute of Sustainability Leadership (CISL).

Qualifications:

Ms. Hickman has extensive experience in the beverage industry and her exposure to a broad range of industries on a global basis from the perspective of an analyst allows her to provide unique shareholder insights. Ms. Hickman has more than 20 years of investing experience and expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment.

Other Current Public Company Directorships:

Waldencast plc

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	9

 Proposal 1 — Election of Directors

Director since 2018 68 years of age

Pamela Patsley

Biographical Information:

Pamela “Pam” Patsley served as the Executive Chairman of MoneyGram International, Inc., a payments and money transfer company, from 2016 to 2018 and as its Executive Chairman and Chief Executive Officer from 2009 to 2015. She has been on KDP’s Board since the Company was created in July 2018, having previously served on the Board of Dr Pepper Snapple Group.

Ms. Patsley has extensive management experience at multinational companies. Prior to MoneyGram International, she held positions as Senior Executive Vice President of First Data Corporation, President of First Data International, and President and Chief Executive Officer of Paymentech, Inc. before its acquisition by First Data.

She serves on the Boards of Texas Instruments Incorporated, Hilton Grand Vacations, Inc. and Payoneer Global Inc. She was previously on the Boards of ACI Worldwide, Inc., Molson Coors Brewing Company, Pegasus Solutions, Inc., and Paymentech, Inc. She holds a degree in accounting from the University of Missouri.

Qualifications:

Ms. Patsley has extensive management experience at multiple multinational companies and a deep understanding of audit, financial control and technology matters. Ms. Patsley has extensive public company board and corporate governance experience.

Other Current Public Company Directorships:

Hilton Grand Vacations, Inc., Texas Instruments Incorporated, Payoneer Global Inc.

10	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

Director since 2021 65 years of age

Debra Sandler

Biographical Information:

Debra Sandler is the President and Chief Executive Officer of consulting firm La Grenade Group, LLC and the founder and former CEO of Mavis Foods, LLC, a food company focusing on direct-to-consumer sales. She has been on KDP’s Board since March 2021.

Ms. Sandler has extensive experience in the consumer packaged goods industry and a deep understanding of consumer behavior and the evolving retail landscape. She previously served as Chief Health and Wellbeing Officer at Mars, Incorporated and Chief Consumer Officer and President of Mars Chocolate North America. She also held senior leadership positions with Johnson & Johnson, including as Worldwide President for McNeil Nutritionals LLC, and spent more than a decade with PepsiCo, Inc.

Ms. Sandler serves on the Board of Archer Daniels Midland Inc., Dollar General Corporation and Gannett Co., Inc. She is also a member of the Board of Advisors for Pharmavite, LLC, a wholly owned subsidiary of Otsuka Pharmaceuticals, and a trustee for Hofstra University. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry.

She holds a bachelor’s degree from Hofstra University and a master’s degree in Marketing from New York University.

Qualifications:

Ms. Sandler has an extensive understanding of consumer behavior and the evolving retail environment, including valuable e-commerce and strategic planning experience. Ms. Sandler has a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo.

Other Current Public Company Directorships:

Archer-Daniels-Midland Company, Dollar General Corporation, Gannett Co., Inc.

Director since 2018 73 years of age

Robert Singer

Biographical Information:

Robert “Bob” Singer is the former Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and has been on KDP’s Board since the Company formed in July 2018. Mr. Singer currently serves as Chair of the Audit and Finance Committee.

Mr. Singer’s career includes executive experience in operations and finance as well as numerous Board of Director roles for various public companies. Previous positions include President and Chief Operating Officer of Abercrombie and Fitch Co. and Chief Financial Officer at Gucci Group N.V.

Mr. Singer currently serves on the Boards of Coty Inc., Panera Brands and Swarovski International Holding. He was previously on the Boards of Tiffany & Co., Gianni Versace S.p.A., Jimmy Choo PLC, Mead Johnson Nutrition and Bally International.

Mr. Singer holds a bachelor’s degree from Johns Hopkins University, a master’s degree from the University of California, Irvine, and a master’s degree in Accounting from New York University.

Qualifications:

Mr. Singer has extensive operating, financial and executive experience as a former chief executive officer. Mr. Singer has financial acumen developed through his extensive executive experience and significant public company board experience (including audit chair experience).

Other Current Public Company Directorships:

Coty Inc.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	11

 Proposal 1 — Election of Directors

Director since 2025 63 years of age

Mike Van de Ven

Biographical Information:

Mike Van de Ven has served as executive advisor to Southwest Airlines Co., a major airline, since January 2023, prior to which time he was Southwest’s President from September 2021 to December 2022 and its Chief Operating Officer from May 2008 to September 2022. He has been a member of KDP’s Board since April 2025.

Mr. Van de Ven joined Southwest in 1993 and held positions of increasing responsibility with the airline, including within the internal audit, financial planning and analysis, fleet planning, aircraft operations and schedule planning areas. Prior to joining Southwest, he also served as senior audit manager for Ernst & Young LLP for nine years ending in 1993.

Mr. Van de Ven currently serves on the Board of Comerica Incorporated. He holds a bachelor’s degree in Accounting from the University of Texas at Austin and is a licensed Certified Public Accountant.

Qualifications:

Mr. Van de Ven brings to the Board a broad range of extensive business management experience, including mergers and acquisitions, a strong background in risk management and corporate governance, logistics and network operations, customer services, international expansion, safety management systems and running large, complex and highly regulated operations. He has financial acumen developed through his executive experience and his experience as a Certified Public Accountant.

Other Current Public Company Directorships:

Comerica Incorporated

Director since 2025 56 years of age

Lawson Whiting

Biographical Information:

Lawson Whiting has been the President and Chief Executive Officer of Brown-Forman Corporation, a large spirits and wine business, since January 2019 and has served on Brown-Forman Corporation’s executive leadership team since 2013. Mr. Whiting joined KDP’s Board in April 2025.

Prior to his appointment as Chief Executive Officer of Brown-Forman Corporation, Mr. Whiting served as Executive Vice President and Chief Operating Officer of Brown-Forman, where he oversaw regional operations, global production and corporate responsibility. He began his career at Brown-Forman in 1997 in the Corporate Development group and subsequently served as the Director of Investor Relations, Director of Finance for Wines, Director of Global Business Strategy for the Jack Daniel’s family of brands and Director of Finance, North America region. He was then promoted to Senior Vice President and Managing Director of Western Europe, based in London, before returning to the United States as Chief Brands Officer.

Mr. Whiting serves on the Board of Brown-Forman Corporation. He holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration from the University of Chicago’s Booth School of Business.

Qualifications:

Mr. Whiting has extensive experience as an executive in the consumer packaged goods industry. He has leadership experience in roles spanning operations, production, corporate responsibility, finance, strategy and management, among other areas.

Other Current Public Company Directorships:

Brown-Forman Corporation

12	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

CORPORATE GOVERNANCE PRACTICES

KDP is committed to strong corporate governance policies and practices, which are embodied in our Corporate Governance Principles, available at www.keurigdrpepper.com. The RemCo reviews the Corporate Governance Principles annually to ensure they reflect evolving best practices and regulatory requirements, including Nasdaq listing standards. The governance practices highlighted below are reflected in the Corporate Governance Principles, our Bylaws and our committee charters, as appropriate.

Board Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company. Among other duties, the Board selects and advises the Company’s officers, assigns to them responsibility for management of the Company’s business, and monitors their performance.

The Board recognizes that its leadership structure – particularly the combination or separation of the CEO and Chairman roles – is driven by the needs of the Company, and that different leadership structures are appropriate for different circumstances. As a result, the Company does not have a policy requiring either the combination or separation of leadership roles. Instead, the Board periodically evaluates its leadership structure and maintains flexibility to determine which arrangement is best suited for the conditions facing the Company at that time.

Chairman of the Board

Effective April 26, 2024, Mr. Gamgort transitioned his CEO duties to Mr. Cofer and began serving exclusively as the Company’s Executive Chairman. Mr. Gamgort had served as both Chairman of the Board and CEO since 2019, other than a brief period of service as solely Executive Chairman in 2022. By serving in both positions, Mr. Gamgort was able to draw on his extensive experience leading both public and private companies to focus the Board’s discussions and guide review of the Company’s strategy, resulting in efficient decision-making and effective governance for the Company. With Mr. Cofer assuming the role of CEO, the separation of the CEO and Executive Chairman roles permitted Mr. Cofer to focus on managing and operating the Company, while Mr. Gamgort directed his attention to certain strategic issues determined by the Board.

In his role as Executive Chairman, Mr. Gamgort held responsibilities in the following areas:

▪	Advise the CEO on strategy and execution;

▪	Lead assigned strategic projects and play an active role in M&A and capital allocation;

▪	Act as a liaison between the Board and management;

▪	Preside at Board meetings and chair annual meeting of stockholders;

▪	Work with the CEO to develop and approve Board agendas; and

▪	Contribute to earnings, investor and other strategic communications to provide voice of the Board.

Effective April 24, 2025, the Board approved Mr. Gamgort’s transition from Executive Chairman to non-employee Chairman of the Board. In his role as Chairman of the Board, Mr. Gamgort will hold responsibilities in the following areas:

▪	Advise the CEO on strategy and execution, without a day-to-day role in operations;

▪	Act as a liaison between the Board and management;

▪	Preside at Board meetings and chair annual meeting of stockholders;

▪	Work with the CEO to develop and approve Board agendas; and

▪	As requested by the CEO, serve as the voice of the Board in investor and other strategic external communications.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	13

 Corporate Governance Practices

Lead Independent Director

In 2021, the Board created a Lead Director position to bring additional knowledge, oversight and accountability to the Company’s leadership structure. The Company’s Corporate Governance Principles provide for an independent and active Lead Director who is designated by the independent directors with clearly defined leadership authority and responsibilities. As set forth in the Corporate Governance Principles, the Lead Director’s responsibilities include:

▪	Act as a liaison between the independent directors and the Chairman and facilitate communication among directors.

▪	Preside at Board meetings where the Chairman is not present, including executive sessions;

▪	Provide input to Chairman and CEO on agendas, scheduling and materials;

▪	Promote independence of Board and assist in annual Board self-evaluations; and

▪	Remain available for consultation with investors or other significant stakeholders.

Paul Michaels served as Lead Director until December 2024. The independent directors had appointed Mr. Michaels to serve as Lead Director due to his more than 30 years of consumer products industry experience, including at major companies such as Mars, Johnson & Johnson, and Procter & Gamble. He has a track record of industry accomplishments and executive leadership, and he is deeply engaged in the Company’s vision of a beverage for every need, anytime, anywhere.

Effective December 2024, Ms. Patsley was appointed to the Lead Director role with the responsibilities summarized above. The independent directors believe that Ms. Patsley is well suited to serve as Lead Director in light of her extensive experience on public company boards and in management, including her leadership as a public company CEO and Executive Chairman. Ms. Patsley also has a deep understanding of corporate governance practices and of KDP’s business due to her 17 years of service on KDP’s Board. As a result of this, she is well positioned to carry out the responsibilities of the Lead Director and provide constructive, independent and informed guidance and oversight to management.

Board Meetings

Our Board met 10 times during 2024. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2024 while the director was a member, with the exception of Mr. Michaels due to health reasons. Directors are also expected to attend annual meetings of stockholders, and eleven of our twelve directors who were on the Board at the time attended the 2024 Annual Meeting of Stockholders.

In addition to Board and committee meetings, our directors also discharge their duties through, among other things, less formal group communications, including discussions, briefings and educational sessions with members of senior management and others as appropriate regarding relevant matters.

Committees

The Board’s standing committees, their membership and the number of meetings held in 2024 are set forth below. The Board currently has two standing committees: the Remuneration and Nomination Committee and the Audit and Finance Committee (the “Audit Committee”). The Board also intends to form a standalone Nomination and Governance Committee as a third standing committee in the coming year. At that time, the Remuneration and Nomination Committee will transition to focus on executive and Board compensation, talent, human resources and related matters, with the new Nomination and Governance Committee assuming responsibility for corporate governance, Board recruitment and related matters. Charters for each of our standing committees are available at our corporate governance webpage at www.keurigdrpepper.com.

▪	All members of the RemCo and the Audit Committee satisfy the standards of independence applicable to members of such committees, including Nasdaq listing standards.

▪

All members of the Audit Committee meet the financial literacy requirements under Nasdaq listing standards and independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2024 from us other than compensation for service as a director.

▪

The Board has determined that all members of the RemCo meet the heightened independence standards under the Nasdaq listing standards and are “non-employee” directors as defined under Rule 16b-3 under the Exchange Act.

14	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

REMUNERATION AND NOMINATION COMMITTEE

Current Members Pamela Patsley (Chair)(1) Oray Boston Debra Sandler Lawson Whiting 4 Meetings Held in 2024

Primary Responsibilities

▪   Assist the Board in discharging its responsibilities relating to executive compensation and oversight of the Company’s executive remuneration plans, policies and programs.

▪   Identify and recommend to the Board individuals qualified to serve as directors of the Company.

▪   Review the Company’s human capital management strategies.

▪   Advise the Board with respect to the size, structure, composition, and functioning of the Board and its committees.

▪   Review the Corporate Governance Principles and recommend changes to the Board as appropriate.

▪   Oversee the evaluation of the Board and management performance.

▪   See also “Compensation Discussion and Analysis” for information regarding the processes and procedures followed by the RemCo in considering and determining executive compensation.

▪   The Committee at its discretion and as appropriate from time to time may delegate duties and responsibilities to a member of the Committee or to a subcommittee to the extent permitted by applicable law.

(1)	Paul Michaels served as Chair of the RemCo throughout 2024.

AUDIT AND FINANCE COMMITTEE

Current Members(1) Robert Singer (Chair) Juliette Hickman Mike Van de Ven 8 Meetings Held in 2024

Primary Responsibilities

▪   Oversee the integrity of the Company’s financial reporting process and systems of internal controls, including the integrity of the Company’s financial statements.

▪   Oversee compliance with KDP’s Code of Conduct and laws and regulations.

▪   Oversee the independence, qualifications and performance of the Company’s independent auditors and internal audit department.

▪   Oversee cybersecurity risk management.

▪   See also “Report of the Audit Committee.”

(1)	Pamela Patsley served as a member of the Audit Committee until April 24, 2025.

The Board’s Oversight Responsibilities

The Company’s corporate governance practices and policies provide substantial independent oversight of management. For instance:

▪

The Board has a majority of independent and non-employee directors. Seven of the nine director nominees are independent under Nasdaq’s listing rules, and seven of the nine director nominees are non-employee directors. All of the Company’s directors are elected annually.

▪

The Board’s standing committees are composed solely of independent directors. The RemCo and Audit Committee are each composed solely of independent directors. The committees provide independent oversight of management.

▪

The Board’s non-employee directors and independent directors meet regularly in executive session. The non-employee directors meet regularly in executive session without management present and, consistent with Nasdaq listing rules, the independent directors also meet regularly in executive session. These sessions are chaired by the Lead Director.

Board Oversight of Risk

The Board views the oversight of the Company’s strategy and operations as one of its key responsibilities and understands that risk is inherent in accomplishing the Company’s objectives. Oversight of the Company’s risk management is therefore an important function of the Board. The Board and management consider factors such as a risk’s likelihood, potential impact and time horizon. To evaluate risk and administer its oversight function, the Board relies on the breadth and depth of experience of its directors, delegating responsibility to its standing committees as appropriate. To the extent necessary, the Board also discusses risks during its executive sessions. Management plays a key role in risk management and regularly provides updates to the Board. The Board is also informed on the recommendations of external advisors, including law firms, financial firms, auditors, compensation consultants and other experts.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	15

 Corporate Governance Practices

The Board of Directors

The Board as a whole primarily oversees matters related to strategic and operational risk. The Board’s standing committees report to the full Board regarding their respective considerations and actions. The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks.

The Audit and Finance Committee

The Audit Committee oversees matters of financial, legal and compliance risk. In administering this oversight, the Audit Committee regularly receives reports from the Controller, Treasurer, General Counsel, head of Internal Audit and others, and it meets directly with the Company’s independent auditors. The Audit Committee has been delegated responsibility for oversight of data privacy and cybersecurity risk and receives regular updates from the Company’s Chief Information Officer and its Chief Information Security Officer.

The Remuneration and Nomination Committee

The RemCo addresses risks related to compensation and other talent-related matters, as well as risks associated with Board independence and governance. It receives regular reports from the Chief Human Resources Officer and its independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”).

Management

Management plays a central role in the Company’s risk management and regularly provides updates to the Board on a variety of relevant matters, including strategy and operations, cybersecurity, data privacy, sustainability, human capital management, supply chain, legal matters and other key topics. The Company’s processes, disclosure controls and procedures and internal controls are designed to facilitate the identification and management of risks and to cause key risks to be escalated to the Board. In some cases, management implements its risk management function through internal committees. The Company’s full Disclosure Review Committee meets at least quarterly and is comprised of several members of senior management, including our Controller, General Counsel, the financial heads for our business units, the heads of Internal Audit and Financial Planning & Analysis and others. The Disclosure Review Committee discusses key issues within the Company that may implicate public reporting, which are elevated to the Board as appropriate. Similarly, the Company’s Sustainability Governance Committee, which is comprised of select Executive Leadership Team members and other key leaders, monitors and responds to sustainability- and governance-related risk and periodically reports to the Board through the Chief Corporate Affairs Officer.

16	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

Board Oversight of Corporate Responsibility
The Board oversees KDP’s corporate responsibility strategy and initiatives and sets the tone for the Company’s commitment to working to make a positive impact for people, communities and planet. Our Corporate Governance Principles reflect our longstanding commitment to addressing corporate responsibility matters directly with the full Board. The Board oversees the Company’s strategies and commitments for, among other issues, climate and nature action; water use and stewardship; packaging and circular economy; human rights, responsible sourcing and supply chain livelihoods; consumer health and well-being; employee heath, safety and well-being; and corporate governance and ethics. The RemCo assists the Board with oversight of human capital management strategies and corporate governance matters.
The full Board approves long-term initiatives and commitments under our key impact areas, as described under “KDP Purpose and Impact” above. KDP executive leaders help guide and develop these corporate responsibility programs; the KDP Executive Leadership Team works to promote alignment of our corporate responsibility approach and strategies with our long-term business objectives, provides advisory support on programs and monitors progress. The Chief Corporate Affairs Officer provides periodic updates on progress to the Board.
We are committed to transparency and disclosure of our strategies, programs, progress, and governance. Our report on KDP impact is available on our website at www.keurigdrpepper.com. Our corporate responsibility reports and policies, including our ethics and compliance policies, can also be found at www.keurigdrpepper.com. The information on, or accessible through, our website is not incorporated by reference into, and is not a part of, this Proxy Statement.
Board and Committee Evaluations

The Board, as well as each standing committee, conducts an annual self-evaluation to assess its performance. All directors participate in the formal evaluation process, responding to written questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback is shared on an anonymous basis with the entire Board and committees and, where appropriate, addressed with management. In response to feedback from the evaluation process, our Board and committees work with management to improve our policies and procedures to further Board and committee effectiveness.
In 2024, the Board engaged in a deliberate process intended to assess Board performance at a deeper level and to solicit director input on governance matters going forward. In addition to a written evaluation, for 2024, the Board retained a third-party corporate governance specialist to conduct one-on-one discussions to solicit additional feedback from each individual director. The results of the evaluation process were shared with the Board and committees, and the Board has subsequently taken action to address the feedback received. Among other actions stemming from the 2024 self-evaluation process, the Board has recruited two additional independent directors, Mr. Van de Ven and Mr. Whiting, and has committed to form a standalone Nomination and Governance Committee in the coming year.
Code of Conduct

We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of integrity, trustworthiness, dependability and respect. The Board has adopted a Code of Conduct that all employees, officers and directors are expected to adhere to. All employees and all Board members are required to participate in annual Code of Conduct training and certifications, and a material violation of the Code of Conduct is cause for termination. Our Code of Conduct is posted on our website at www.keurigdrpepper.com within “Our Policies” found under “Who We Are” on our homepage. To the extent disclosure is required, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable stock exchange rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our directors and executive officers (including senior financial officers) by posting such information on our website at www.keurigdrpepper.com.
Insider Trading Policy

We have adopted policies and procedures governing the purchase of, sale of, and other transactions in KDP securities by directors, officers, employees and other covered persons, as well as KDP itself. These policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. For additional information, see a copy of our Insider Trading Policy, which was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	17

 Corporate Governance Practices

Certain Relationships and Related Party Transactions

Related Person Transactions Policy
We have adopted a written Related Person Transactions Policy, which applies to any transaction or proposed transaction in which KDP is a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning more than 5% of our outstanding stock, as well as their immediate family members. Pursuant to this policy, management determines whether a transaction requires review by the disinterested directors of the Board or Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the disinterested members of the Board or Audit Committee, as applicable, decide whether or not to approve such transactions and approve only those transactions that are deemed to be in the best interests of KDP and its stockholders. Our Related Person Transactions Policy also includes certain exceptions for transactions that are considered pre-approved under the terms of the policy.
Certain Related Person Transactions
Existing Commercial Arrangements with JAB Related Persons
KDP has previously negotiated and disclosed a number of arm’s length commercial arrangements with Peet’s Coffee & Tea, Inc. (“Peet’s”), Caribou Coffee Company, Inc. (“Caribou”), Einstein Bros Bagels (“Einstein Bros”), and Krispy Kreme, Inc. (“Krispy Kreme”). JAB, a more than 5% stockholder of KDP, has controlling or significant investments in Peet’s, Krispy Kreme and Panera Brands, which includes Caribou and Einstein Bros.
KDP purchases certain raw materials from Peet’s and manufactures coffee and tea portion packs under Peet’s brands for sale by KDP and Peet’s in the U.S. and Canada. Peet’s is also an authorized distributor of KDP products. Through December 31, 2024, KDP exclusively manufactured, distributed and sold Peet’s ready-to-drink beverage products in the U.S. and Canada. KDP licenses the Caribou and Krispy Kreme trademarks for use in the manufacturing of portion packs for the Keurig brewing system. KDP also sells various syrups and packaged beverages to Caribou, Einstein Bros and Krispy Kreme for resale to retail customers.
Related Person Transactions in 2024
On March 5, 2024, KDP repurchased 35 million shares from JAB, a more than 5% stockholder, (the “Repurchase”) in connection with JAB’s underwritten secondary offering of 100 million shares of KDP’s common stock. KDP repurchased the shares at a per share of $28.90, the price paid by the underwriters, for a total price of $1,011,500,000. In accordance with our Related Person Transactions Policy, the Repurchase was approved by a majority of the disinterested directors on the Board.
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of such reports and written representations from our directors and officers, except as previously reported, we believe that all such filing requirements were met from January 1, 2024 through the record date, with the exception of one Form 3 for Eric Gorli, filed late on February 25, 2025 due to administrative error.
Where to Find More Information

You can access our corporate governance documents, including the policies listed below, at www.keurigdrpepper.com. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

▪	Bylaws

▪	Corporate Governance Principles

▪	Board Committee Charters

▪	KDP Code of Conduct

▪	Responsible Public Policy Advocacy Policy

18	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

Stockholder Outreach and Communications with the Board

As part of our effort to better understand our stockholders’ perspectives, we regularly engage with our stockholders, seeking their input and views on various matters. We discuss a variety of topics with our stockholders, including the Company’s business strategy, financial performance, executive compensation and corporate responsibility matters. The Board values our stockholders’ perspectives, and the feedback we receive continues to inform our policies and practices.

Any interested party may communicate with the Board, the Chairman of the Board, the Lead Director or the independent directors on a Board-related issue by sending an email to ir@kdrp.com or corporatesecretary@kdrp.com or sending a written communication to: Corporate Secretary, Keurig Dr Pepper Inc., 6425 Hall of Fame Lane, Frisco, TX 75034. Communications related to the responsibilities of the Board will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Director Compensation

Our non-employee director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this closely aligns the long-term interests of directors with those of stockholders and provides a continuing incentive for directors to foster the Company’s success. In furtherance of these goals, our non-employee directors are bound by an equity ownership requirement of at least five times the annual cash board retainer.

Directors’ compensation is determined by the Board, and the RemCo makes recommendations to the Board based on periodic benchmarking assessments and advice received from FW Cook, its independent compensation consultant. Following the assessment conducted in 2023, the Board approved an increase of $10,000 to the annual equity award granted to all directors and an increase of $5,000 to the annual cash board retainer, effective beginning in fiscal 2024, in each case to maintain alignment with market practices for a company of our size and scope. In addition, effective April 24, 2025, Mr. Gamgort transitioned to the role of non-employee Chairman of the Board. The Board has determined that Mr. Gamgort will receive an annual cash retainer of $200,000 and an annual equity award of $300,000 in his capacity as Chairman of the Board in lieu of the annual cash board retainer and annual equity award.

Summary of 2024 Director Compensation Elements

Annual Compensation Elements	Amount

Board Retainer	$110,000

Audit & Finance Committee Chair Retainer	40,000

Remuneration & Nominating Committee Chair Retainer	30,000

Lead Director Retainer	40,000

Annual Equity Award	175,000

For 2024, Mr. Boston, Ms. Hickman and Ms. Sandler received an additional cash payment of $105,000 for their service on a special committee of the Board, and Ms. Patsley received an additional cash payment of $140,000 for her service as chair of such committee.

In determining the number of shares that will be issued in connection with an annual equity award to directors, the Company divides the dollar amount of an award approved by the Board by the closing price per share of KDP common stock on the grant date of the award. Annual equity awards to directors vest in full on the fifth anniversary of the grant date. If a director’s service with the Company terminates for any reason, the award will vest in full on the termination date, except that awards granted within one year of the termination date will vest on a pro rata basis.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	19

 Corporate Governance Practices

Non-Employee Director Compensation for Fiscal 2024

The following table contains information with respect to the annual compensation of our non-employee directors earned during 2024 with respect to their Board service. Messrs. Van de Ven and Whiting did not serve on the Board during fiscal 2024.

Name	Fees Earned Or Paid In Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)

Oray Boston	213,750	151,733	—	365,483

Joachim Creus(5)	36,667	77,568	2,750	116,985

Frank Engelen(6)	—	—	—	—

Olivier Goudet(7)	108,750	151,733	8,250	268,733

Peter Harf(8)	81,250	151,733	8,250	241,233

Juliette Hickman	213,750	151,733	8,250	373,733

Paul Michaels	178,750	151,733	—	330,483

Pamela Patsley	248,750	151,733	—	400,483

Lubomira Rochet(9)	108,750	151,733	8,250	268,733

Debra Sandler	213,750	151,733	—	365,483

Robert Singer	148,750	151,733	—	300,483

Larry Young(10)	81,250	151,733	—	232,983

(1)

The amounts reported in this column reflect cash retainers paid in 2024 and fees associated with certain directors’ service on a special committee. The directors are paid their cash retainers quarterly in arrears.

(2)

The amounts reported in this column reflect the grant date fair value associated with restricted stock units (“RSUs”) granted to each director and are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)

The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2024. Mr. Harf, Ms. Rochet and Mr. Young were no longer serving as Company directors as of December 31, 2024 and held no outstanding unvested KDP equity awards as of such date.

Name	KDP RSUs

Oray Boston	10,840

Joachim Creus	2,362

Frank Engelen	—

Olivier Goudet	27,300

Peter Harf	—

Juliette Hickman	20,340

Paul Michaels	27,300

Pamela Patsley	27,300

Lubomira Rochet	—

Debra Sandler	17,399

Robert Singer	27,300

Larry Young	—

(4)	The amounts reported in the All Other Compensation column reflect a tax gross-up paid to offset certain adverse tax consequences to certain directors for a Board meeting held outside the U.S.

(5)	Mr. Creus joined the Board effective June 10, 2024 and resigned from the Board effective February 28, 2025.

(6)	Mr. Engelen joined the Board effective October 28, 2024 and resigned from the Board effective February 28, 2025.

(7)	Mr. Goudet resigned from the Board effective February 28, 2025.

(8)	Mr. Harf did not stand for reelection at the 2024 Annual Meeting, and his service with the Board ended effective June 10, 2024.

(9)	Ms. Rochet resigned from the Board effective October 28, 2024.

(10)	Mr. Young did not stand for reelection at the 2024 Annual Meeting, and his service with the Board ended effective June 10, 2024.

20	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Officers

EXECUTIVE OFFICERS

Our executive officers are as follows:

Executive Officers	Age	Position

Timothy Cofer	56	Chief Executive Officer

Mary Beth DeNooyer	54	Chief Human Resources Officer

Eric Gorli	50	President, U.S. Refreshment Beverages

Roger Johnson	46	Chief Supply Chain Officer

Patrick Minogue	50	President, U.S. Coffee

Sudhanshu Priyadarshi	48	Chief Financial Officer and President, International

Anthony Shoemaker	42	Chief Legal Officer, General Counsel and Secretary

For more information about Mr. Cofer, see “Proposal 1 – Election of Directors.” Biographical information about our other executive officers is set forth below:

Mary Beth DeNooyer	Chief Human Resources Officer

Mary Beth DeNooyer joined KDP as Chief Human Resources Officer in July 2019. She leads all Human Resources responsibilities including recruitment, talent management and organizational development, compensation and benefits, employee and labor relations, and diversity and inclusion.

With nearly 30 years of career experience in food and beverage companies, Ms. DeNooyer has extensive experience in designing and implementing HR processes and programs to support publicly traded companies. Prior to joining KDP, she served as Chief HR Officer at Pinnacle Foods for six years, as Chief Human Resources Officer for Hillshire Brands and held key HR roles at Sara Lee.

She spent more than a decade with Pepsi Bottling Group, holding progressive HR leadership roles, and started her career with General Mills.

She holds a master’s degree in Industrial and Labor Relations from Cornell University and a bachelor’s degree in Business Administration from Drexel University.

Eric Gorli	President, U.S Refreshment Beverages

Eric Gorli has served as KDP’s President, U.S. Refreshment Beverages since January 2025. He oversees KDP’s liquid refreshment business, which includes the carbonated soft drinks, still beverages and energy drink portfolios in the U.S.

Since joining KDP in 2015, Eric has been a key leader in commercialization efforts across the enterprise, developing the Company’s pricing, promotional and growth strategies. He was a member of the deal and integration team for the creation of KDP and served most recently as Chief Commercial Officer of KDP from January 2023 to January 2025, with accountability for both coffee and refreshment beverages product lines, and Senior Vice President, Revenue Growth Management & Commercial from July 2018 to January 2023.

Prior to KDP, Eric spent nearly 20 years in roles within The Coca-Cola Company’s system across both bottling operations and Coca-Cola North America. His last major role was leading the Revenue Growth Management function for Coca-Cola North America.

Eric is a graduate of the Georgia Institute of Technology with a degree in Industrial & Systems Engineering.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	21

 Executive Officers

Roger Johnson	Chief Supply Chain Officer

Roger Johnson was named Chief Supply Chain Officer of KDP in October 2022. He is responsible for the Company’s end-to-end supply chain, including manufacturing, procurement, logistics, warehousing, transportation and quality, environment, health and safety.

Mr. Johnson joined KDP in 2016 and has held several leadership positions across the supply chain and R&D organizations, including Chief Product Officer for the Keurig brand from September 2021 to October 2022 and Senior Vice President, Global Product Organization and GM Asia from April 2020 to September 2021. In those roles, he established KDP’s global operations center in Singapore, diversified the organization’s brewer manufacturing network across Asia and designed highly successful brewer innovation strategies.

With more than 20 years of experience in consumer durables, electronics, food and beverage and automotive industries, Mr. Johnson has held leadership roles in product development, engineering and supply chain for organizations including BISSELL Homecare, Whirlpool Corporation and Ford Motor Company.

He holds a bachelor’s and master’s degree in engineering from Purdue University and an MBA from the University of Michigan.

Patrick Minogue	President, U.S. Coffee

Patrick Minogue has served as our President, U.S. Coffee since November 2023, driving the Company’s leadership position in the single-serve coffee category by leading Keurig system strategy, brand marketing, direct-to-consumer, digital products, away-from-home and partner management.

He was previously Senior Vice President and GM of Coffee Operations for KDP from June 2023 to November 2023, Senior Vice President, Digital and Keurig System Strategy from January 2023 to June 2023 and Senior Vice President, Keurig Experience from November 2020 to December 2022, among other roles. Since joining the Company in 2015, Mr. Minogue has leveraged his background in technology and marketing, and his more than fifteen years of beverage industry experience, to enhance KDP’s consumer-facing capabilities. He has played a key role in the innovation and growth of the Keurig system, including the successful launch of connected brewers, the strategy and products that are capturing iced and specialty coffee occasions, and the ongoing growth of KDP’s leading e-commerce platforms, including Keurig.com.

Prior to joining KDP, Mr. Minogue served as Vice President of Customer Marketing for Bacardi USA, where he led a transformation of commercial and channel strategy capabilities. He had previously spent five years as a brand marketer, working on some of the largest brands at Molson Coors Beverage Company (then MillerCoors). Mr. Minogue began his career with commercial roles in the technology industry.

He holds an MBA from Georgetown University and a bachelor’s degree from Harvard University.

Sudhanshu Priyadarshi	Chief Financial Officer and President, International

Sudhanshu Priyadarshi has served as our Chief Financial Officer since November 2022, with his role expanding to include President, International in November 2023. He leads the Finance, Information Technology organizations and is responsible for KDP’s International Business Segment.

A seasoned global finance, strategy and operations executive, Mr. Priyadarshi has more than 25 years of leadership experience in the food and beverage, retail, pharmaceutical and logistics industries. Before KDP, from April 2020 to November 2022, Mr. Priyadarshi was CFO of Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of outdoor sports and recreation consumer products.

Previously, from 2018 to 2019, Mr. Priyadarshi served as CFO of Flexport, a worldwide provider of logistics solutions, where he led all financial operations, Global Real Estate and Insurance P&L. He also held leadership positions at Walmart as Vice President of Finance for the growing U.S. e-commerce and Vice President of Finance and Strategy for the $100 billion General Merchandise and Softline division. Before Walmart, he worked at Cipla as the Global COO and Global Head of Corporate Strategy and Development. He held progressive roles in his 14 years at PepsiCo, including CFO of Global R&D and PepsiCo Global Nutrition Platforms.

Mr. Priyadarshi serves on the Board of Directors of Wabash (NYSE: WNC), a world-class manufacturer of advanced engineered solutions and services for the transportation, logistics and distribution industries.

He holds a bachelor’s degree in Physics from Tilka Manjhi Bhagalpur University in India and an MBA in Finance from the University of Technology, Sydney.

22	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Officers

Anthony Shoemaker	Chief Legal Officer, General Counsel and Secretary

Anthony Shoemaker has served as our Chief Legal Officer, General Counsel & Corporate Secretary since October 2021.

Prior to this appointment, he had been with the Company as Senior Vice President and Assistant General Counsel from April 2020 to September 2021, leading the legal efforts for securities, corporate governance, finance, tax, treasury and mergers and acquisitions.

Before KDP, Mr. Shoemaker served as Vice President, Assistant General Counsel and Corporate Secretary at Tenet Healthcare, a healthcare services company, where he held various positions of increasing responsibility from September 2014, including most recently as Assistant General Counsel & Corporate Secretary from May 2018 to April 2020, and was responsible for a broad range of corporate and transactional legal matters. He began his legal career as a corporate attorney at Gibson, Dunn & Crutcher LLP.

Mr. Shoemaker holds a Bachelor of Business Administration in Management from Abilene Christian University and received his Juris Doctorate from The University of Chicago Law School.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	23

 Proposal 2 – Advisory Resolution to Approve KDP’s Executive Compensation

PROPOSAL 2 – ADVISORY RESOLUTION TO APPROVE KDP’S EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation programs are designed to attract and retain talent through the alignment of pay and financial interests of our executives with stockholder value creation. We will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

In accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2025 Annual Meeting:

“RESOLVED, that the stockholders of Keurig Dr Pepper Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, compensation tables and the related narrative discussion in the Proxy Statement for the Company’s 2025 Annual Meeting of Stockholders.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the RemCo and the Board will consider the outcome of the vote when making future compensation decisions. The Board currently holds this “say on pay” advisory vote on an annual basis and expects the next such vote after the 2025 Annual Meeting will be held at the Company’s 2026 Annual Meeting of Stockholders.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the approval of the Advisory Resolution to Approve KDP’s Executive Compensation

24	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis that follows describes our executive compensation philosophy and programs, as well as the RemCo’s compensation-setting process and the 2024 compensation of our named executive officers (“NEOs”).

Our NEOs for fiscal 2024 are:

Timothy Cofer Chief Executive Officer and Former Chief Operating Officer	Robert Gamgort Chairman of the Board and Former Executive Chairman and Chief Executive Officer	Sudhanshu Priyadarshi Chief Financial Officer and President, International

Roger Johnson Chief Supply Chain Officer	Justin Whitmore President, KDP Energy and Former Chief Strategy Officer	Andrew Archambault Former President, U.S. Refreshment Beverages

Mr. Gamgort served as the Chief Executive Officer of the Company through April 26, 2024, at which time he transitioned to the role of Executive Chairman and Mr. Cofer was promoted from Chief Operating Officer to Chief Executive Officer. Effective April 24, 2025, the Board approved Mr. Gamgort’s transition from Executive Chairman to non-employee Chairman of the Board. Mr. Whitmore served as the Company’s Chief Strategy Officer until January 13, 2025, when he was appointed to the role of President, KDP Energy. Mr. Archambault served as the Company’s President, U.S. Refreshment Beverages until January 13, 2025 and departed the Company on January 31, 2025.

2024 Compensation Decisions	29

Other Matters	33

Overview

2024 Performance Highlights

During 2024, KDP achieved the following financial and operational highlights:

On-algorithm top- and bottom- line growth delivery	Operating Cash Flow 67% and Free Cash Flow 82% as compared to 2023	Grew market share through exciting innovation, marketing and activation across our carbonated soft drink and coffee brands	Strengthened our portfolio and route-to- market with the GHOST acquisition, Electrolit partnership and select territory expansions

In 2024, we believe we delivered strong results in a challenging environment while simultaneously positioning the business well for long-term performance. We gained market share in our iconic brands, Dr Pepper, Canada Dry and Mott’s, and we expanded our presence in sports drinks, ready-to-drink coffee and energy drinks. Our manufacturing and distribution footprint strengthened and grew across multiple geographies, and we successfully delivered our targeted productivity savings. Beyond our financial achievements, we continued to enhance our positive impact on a variety of stakeholders through KDP Impact, our multi-year environmental and social agenda comprised of strategic initiatives that aim to make a positive impact with every drink. These achievements were the direct outcome of the talent, dedication and hard work of our 29,000 employees across KDP.

Our Compensation Philosophy & Practices

KDP is driven by top beverage talent with a challenger mindset, anchored in our values of Team First, Deliver Big, Think Bold and Be Fearless and Fair. KDP’s team is a key driver of its success, and the Company’s compensation philosophy for senior leaders is designed to spur their performance. KDP’s Board has long required senior executives to acquire and hold a significant amount of Company shares over long time horizons, including through the Elite Investment Program. These compensation practices distinguish KDP from most of its peers, and the Board believes they are a key component of the Company’s success. KDP’s Board seeks senior executives who are more than managers and truly act as co-owners of the enterprise alongside its stockholders.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	25

 Compensation Discussion and Analysis

The primary objectives of our executive compensation program are to:

▪	Attract and retain highly qualified and experienced executives

▪	Motivate executives to achieve results and progress against KDP’s strategic agenda and adhere to our values

▪	Encourage, reinforce and reward long-term delivery of stockholder value

▪	Align executives’ interests with stockholders’ interests by requiring the purchase and retention of significant levels of KDP stock

Elements of KDP’s Compensation Program

NEO compensation consists of base salary, annual cash incentive awards under our Short-Term Incentive Plan (“STIP”), annual equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Elite Investment Program.

Element	Description	Objective

Base Salary	Fixed cash paid regularly during the year See page 29 for more information	To attract and retain highly qualified executives by offering salaries that are competitive with market opportunities and that reflect each executive’s position, role, responsibility and experience

Short-Term Incentive Plan	Variable performance-based cash payment earned upon achievement of annual performance goals, paid during the first quarter of the subsequent year See page 29 for more information	To motivate and reward executives for meeting challenging, objective performance goals across three categories: growth, profit and cash

Annual Long-Term Incentive Plan Awards

Time-based restricted stock units (“RSUs”) that vest over five years, or, for grants in 2025 and beyond, four years

Beginning in 2025, performance-based restricted stock units (“PSUs”) that cliff vest after three years based on achievement of performance goals

See page 30 for more information

To reward performance over the longer term by encouraging focus on the long-term value of our stock while discouraging excessive risk taking that overemphasizes short-term and non-sustainable performance

Elite Investment Program

Required purchases of significant levels of KDP common stock coupled with a one-for-one matching award of RSUs (“Matching RSUs”) that generally cliff vest in five years

See page 31 for more information

To directly align the interests of executives with stockholders by requiring significant personal investment in the Company over an extended period of time

Competitive Pay Tied Closely to Long-Term Performance

To retain the right talent to lead with a challenger mindset, and to align the interests of our NEOs with our stockholders, a significant portion of executive compensation is tied to Company performance in the form of annual cash incentives and equity awards as well as required participation in our Elite Investment Program. The Elite Investment Program provides an opportunity for executives to realize substantial value when they invest their own funds alongside our stockholders and incentivizes commitment to the long-term performance of the Company.

We benchmark our compensation against a peer group of companies with which we compete for key talent and investment and business opportunities (the “Compensation Peer Group”), as described more fully below. The RemCo generally reviews and targets the 50th percentile market pay level when assessing target annual cash compensation, the 75th percentile when assessing equity compensation, and between the 50th and 75th percentile when assessing total target compensation. In determining target compensation levels, in addition to market data, the RemCo may consider factors such as individual experience, skill set, personal performance, retention risk, internal parity, time in the role, job scope and recruitment landscape. We also provide certain limited benefits and perquisites that are in line with market practice and typically represent a non-material aspect of compensation for our NEOs.

In February 2025, to more closely align executive compensation with Company performance, the Board approved the addition of PSUs to our long-term incentive compensation program. See “2025 Program Changes: Introduction of Annual PSU Awards” below for more information.

26	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

Compensation Policies and Governance Practices
Our compensation governance policies further align our executives’ interests with those of our stockholders and are designed to manage risk and follow best practices:
Significant stock ownership required
. KDP’s Board strongly believes that significant long-term stock ownership by our executives is an important factor in aligning executive and stockholder interests to successfully deliver stockholder value over the long term. All NEOs and other senior executives are subject to a stock ownership requirement and must also participate in the Elite Investment Program, which requires substantial investment in our Company and maintaining that entire investment for at least five years until associated Matching RSUs fully vest. Each of our NEOs have each made substantial personal investments in KDP stock during their tenures and as of the record date collectively own common stock valued at approximately $177 million.
Incentives do not encourage excessive risk taking
. In order to assess the risk inherent in the design of our compensation program, the RemCo periodically reviews our plans and programs and has determined that our compensation program is not designed to encourage excessive risk taking. For example, we continue to utilize multiple performance measures under the annual STIP to reduce the risk of over-concentration on a single business or financial metric, while our equity awards generally have three- to five-year vesting periods tied to continued employment with the Company, which discourages excessive risk taking intended to optimize short-term and non-sustainable performance.
Clawback policies that extend beyond the minimum legal requirements
. We have adopted a Rule 10D-1 Clawback Policy intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material
non-compliance with any financial reporting requirement under the federal securities laws, the Company will, subject to limited exceptions, recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition to the Rule 10D-1 Clawback Policy, the Company maintains a Senior Leadership Clawback Policy applicable to our executive leadership, which allows for recoupment of short-term and long-term incentive compensation (including time-based equity awards) from certain executives, including the NEOs, in the event of misconduct.
Double-trigger equity award vesting upon a change of control
. All outstanding unvested equity awards that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the annual LTIP awards and the Matching RSUs issued pursuant to the Elite Investment Program, require a “double trigger,” which means that accelerated vesting of equity will only occur upon a qualifying termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction).
No hedging
. Under our insider trading policy, all employees and members of the Board are prohibited from engaging in any speculative transactions in KDP securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts. Employees and members of the Board must also obtain pre-clearance approval from the Legal Department to pledge KDP securities and are prohibited from pledging KDP securities for speculative purposes.
No backdating or repricing of equity awards, including stock options
. While stock options are not currently part of our compensation mix, repricing of stock options and issuing stock options at below-market exercise prices are strictly prohibited by our equity incentive plan, and any options we would grant must have an exercise price at least equal to the fair market value of our stock on the date of grant.
Limited tax gross-ups
. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for taxes incurred with respect to certain relocation-related expenses or expatriate assignments, are the responsibility of the NEOs. We do not provide tax gross-ups on any change-in-control benefits.
Minimal perquisites
. NEO perquisites are evaluated annually by the RemCo for reasonableness and typically represent a non-material aspect of any NEO’s total compensation.
Roles and Responsibilities with Regard to Compensation

Role of the Executive Chairman, CEO, RemCo and Board
Our RemCo annually evaluates and approves compensation for our NEOs and full executive leadership team, including equity awards, bonus payouts and any changes in compensation packages. The RemCo’s determinations regarding the compensation of our executive officers take into account a variety of factors, including recommendations by our CEO and Executive Chairman (except regarding themselves) and other factors the RemCo believes are appropriate. In assessing changes in overall target compensation levels, the RemCo considers external market conditions, as well as factors such as individual experience, skill set, personal performance, retention risk, internal parity, time in the role, job scope and recruitment landscape.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	27

 Compensation Discussion and Analysis

Role of Compensation Consultant

The RemCo has engaged FW Cook to provide information regarding the Compensation Peer Group and compensation benchmarking data for NEOs and other executive-level positions, as well as information about market practices for incentive compensation, plan governance and executive compensation-related regulatory developments. Each year, the RemCo assesses the independence of the compensation consultant, and for 2024, the RemCo concluded that FW Cook is independent, and no conflict of interest exists with regard to FW Cook’s engagement.

FW Cook reports directly to the RemCo. While members of senior management consult with FW Cook, all decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RemCo and the Board, and may reflect factors and considerations other than the information provided by FW Cook.

Role of Stockholders

As part of its annual processes, the RemCo considers the results of the stockholder advisory vote on our executive compensation from prior years. Our stockholders continue to express support for our executive compensation programs to date, with approximately 85% of votes cast in 2024 supporting the advisory vote, 82% supporting in 2023 and 94% supporting in 2022. In February 2025, the Board approved the addition of PSU awards to our LTIP, which certain stockholders had expressed would be desirable, given both closer alignment between executive compensation and Company performance and consistency with market practice. The RemCo values feedback from our stockholders and will continue to consider such feedback as we design and implement our compensation programs and policies in line with our philosophy to promote superior performance results and generate greater value for our stockholders.

Peer Group, Market Data and Benchmarking

In establishing compensation for our NEOs, the RemCo considers the compensation practices of the Compensation Peer Group and the pay levels for similar roles among the Compensation Peer Group companies. The RemCo considers a total compensation range between the 50th and 75th percentile as reasonable for this purpose given the aggressive KDP business plan goals under the STIP and the high levels of “at-risk” pay for all KDP senior executives.

The RemCo periodically reviews the make-up of the Compensation Peer Group with input from FW Cook. The Compensation Peer Group includes companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.

The 2024 Compensation Peer Group remained the same as 2023 and was comprised of the following companies:

Anheuser-Busch InBev SA/NV	The Kraft Heinz Company

Campbell Soup Company	McCormick & Company, Incorporated

Chocoladefabriken Lindt & Spruengli AG	Mondelēz International, Inc.

The Coca-Cola Company	Nestlé S.A.

Danone	PepsiCo, Inc.

Diageo plc	The Procter & Gamble Company

The Hershey Company	Reckitt Benckiser Group plc

Kellanova	Unilever PLC

Effective for 2025, based on input from FW Cook, the RemCo approved updates to the Compensation Peer Group based on multiple screening criteria, including company size, business relevance, robustness of compensation disclosure and scope of operations. Six new peers were added (Brown-Forman Corporation, Constellation Brands, Inc., The J.M. Smucker Company, Molson Coors Beverage Company, Monster Beverage Corporation and Starbucks Corporation), and four peers were removed (Chocoladefabriken Lindt & Spruengli AG, The Procter & Gamble Company, Reckitt Benckiser Group plc and Unilever PLC).

28	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

2024 Compensation Decisions

The specific compensation elements and decisions applicable to our NEOs’ 2024 compensation are described in detail below.

Base Salary

Base salaries provide executives with a secure, fixed base of cash compensation in recognition of role, individual responsibilities, experience and job performance. Salary levels are reviewed annually by the RemCo, and any salary increases are approved after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries and salary increases, the RemCo considers external market conditions and total direct compensation targets, as well as factors such as individual experience, skill set, personal performance, retention risk, internal parity, time in the role, job scope and recruitment landscape. Each NEO’s annual base salary as of December 31, 2024 follows:

NEO	Base Salary

Timothy Cofer(1)	$1,250,000

Robert Gamgort(2)	1,000,000

Sudhanshu Priyadarshi(3)	900,000

Roger Johnson(4)	700,000

Justin Whitmore	575,000

Andrew Archambault	750,000

(1)	Mr. Cofer’s salary was increased from $1,150,000 to $1,250,000, effective April 26, 2024, upon his promotion to Chief Executive Officer.

(2)	Mr. Gamgort’s salary was reduced from $1,500,000 to $1,000,000, effective April 26, 2024, upon his transition to the role of Executive Chairman.

(3)	Mr. Priyadarshi’s salary was increased from $850,000 to $900,000, effective February 5, 2024, in recognition of his appointment to the role of President, International.

(4)

Mr. Johnson’s salary was increased from $600,000 to $700,000, effective February 5, 2024, in recognition of his strong performance leading Supply Chain and the expansion of his role to include the Company’s Global Appliances organization.

In February 2025, in recognition of Mr. Cofer’s strong performance as Chief Executive Officer, and to more closely align his compensation with the median of the Compensation Peer Group, the RemCo approved an increase in Mr. Cofer’s base salary to $1,350,000. Mr. Priyadarshi’s base salary was also increased to $1,000,000 in February 2025 in light of his strong performance, his role as a key enterprise leader and the expansion of his role to include oversight of the Company’s Mergers and Acquisitions function.

Short-Term Incentive Plan

The STIP is a key component of KDP’s annual compensation program and is designed to link performance-based, at-risk annual cash incentives to the achievement of predetermined financial performance goals that correspond directly with the Company’s annual operating plan and external earnings guidance. The RemCo believes that aligning bonus payouts directly with these key quantifiable performance targets encourages and rewards the achievement of financial metrics designed to contribute to the Company’s long-term success.

STIP Structure

For our 2024 STIP, to align incentives to achieve results for the overall enterprise, we maintained a single set of enterprise performance goals for our NEOs. The RemCo determined that the STIP award for our full executive leadership team, including all NEOs, should be based 100% on enterprise performance given their role leading the Company.

The STIP has a single payout scale with a minimum payout of 0% and a maximum payout of 200% of the target STIP award for all bonus-eligible employees, in line with our pay-for-performance philosophy. Target STIP awards for each NEO are set as a percentage of that NEO’s base salary. For 2024, each NEO’s target was set at 80% of base salary, with the exceptions of Mr. Cofer, whose target was 125% while he served as Chief Operating Officer and 150% while he served as Chief Executive Officer, and Mr. Gamgort, whose target was 150% while he served as Chief Executive Officer and 100% while he served as Executive Chairman. The STIP payout is based on the Company’s achievement on three categories of quantifiable metrics that are aligned with our annual business plan:

▪	Growth, measured by total Net Sales

▪	Profit, measured by Adjusted Operating Income

▪	Cash, measured by Free Cash Flow

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	29

 Compensation Discussion and Analysis

The three performance metrics are designed to be quantifiable and visible by employees throughout the year to enable employees to track performance. They also encourage focus on achieving the Company’s annual operating plan.

In the first quarter of 2024, the RemCo established performance targets for each metric at the levels reflected in the table below, with the target level for each metric set to correspond with the Company’s annual operating plan approved by the Board. When the RemCo determines the actual performance and payouts, it considers the qualitative and quantitative circumstances behind the outcomes. From time to time the RemCo may exclude certain items from results to ensure that the calculated payout appropriately reflects the compensatory purpose of the STIP award and does not provide windfalls or penalties for factors beyond executives’ control. To determine the total payout multiplier for the STIP, the calculated payout percentage for each of the three metrics is multiplied by the weight for each respective metric and then added together.

The table below reflects the targets and results of the STIP for 2024 for the executive leadership team, including all NEOs, as determined by the RemCo in early 2025.

Metric (in millions, except %s)	Threshold	Target	Maximum	Actual Results	Calculated Payout	Weight

Growth – Net Sales(1)(2)	$14,714	$15,653	$16,592	$15,310	85%	30%

Profit – Adjusted Operating Income(1)(3)	3,744	3,983	4,222	3,952	95%	60%

Cash – Free Cash Flow(1)	700	1,400	2,100	1,660	112%	10%

Total Payout Multiplier					94%	100%

(1)	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP compensation performance measures relative to the reported GAAP financial measures.

(2)	Net Sales are adjusted on a constant currency basis.

(3)	In determining the 2024 achievement level for the Profit metric, Adjusted Operating Income results were further adjusted on a constant currency basis and exclude the impact of the STIP award payment.

2024 STIP Payouts

2024 STIP awards were calculated and paid in the first quarter of 2025 upon certification by the RemCo of the achievement levels discussed above. The table below shows target payout levels and actual STIP awards earned by each NEO for 2024.

NEO	Target 2024 STIP Payouts	Actual 2024 STIP Payout

Timothy Cofer(1)	$1,736,339	$1,632,158

Robert Gamgort(1)	1,396,175	1,312,404

Sudhanshu Priyadarshi(1)	716,175	673,204

Roger Johnson(1)	552,350	519,209

Justin Whitmore	460,000	432,400

Andrew Archambault(2)	600,000	—

(1)	Reflects proration for base salary and STIP target changes during 2024.

(2)	Due to his voluntary departure in January 2025, Mr. Archambault did not receive a STIP payout for 2024.

Long-Term Incentive Compensation

Long-term stock ownership of the executive team is the cornerstone of KDP’s compensation philosophy. The Board encourages long-term ownership through (i) annual grants of RSUs under our LTIP, (ii) an obligatory and substantial personal investment in KDP shares under our Elite Investment Program and (iii) a stock holding requirement. In February 2025, to more closely align executive compensation with Company performance, the Board approved the addition of PSUs to our long-term incentive compensation program. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them a direct ownership stake in our future growth and financial success.

Annual RSU Awards

We closely align the interests of our NEOs with those of our stockholders through a compensation program that pays a significant portion of total compensation in the form of at-risk equity. The compensation program for our NEOs features long-term equity-based compensation under the LTIP generally awarded in the form of RSUs and, beginning in 2025, PSUs.

30	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

The structure of KDP’s annual equity awards focuses our executives on increasing stockholder value over a sustained period. Annual awards under the LTIP and Matching RSUs under our Elite Investment Program have generally been subject to five-year vesting periods tied to continued employment with the Company and other vesting conditions.

Before 2020, annual RSUs had been structured to vest in full on the fifth anniversary of the grant date. Annual RSUs granted from 2020 through 2024 vest 60% on the third anniversary of the grant date, with 20% vesting on each of the fourth and fifth anniversaries. In February 2025, the RemCo modified the vesting schedule for RSU awards granted to NEOs and other executives in or after 2025 to better align with market norms of our public peers, while still maintaining a lengthy vesting period; RSUs granted in or after 2025 will vest 25% on each of the first, second, third and fourth anniversaries of the grant date.

In determining the number of RSUs subject to an award, the Company divides the dollar amount approved by the RemCo by the closing price per share of KDP common stock on the date of grant for the award. The table below reflects the values of the annual LTIP awards to NEOs in 2024, as approved by the RemCo.

NEO	2024 Annual LTIP Award

Timothy Cofer(1)	$3,750,000

Robert Gamgort	4,700,000

Sudhanshu Priyadarshi(2)	2,500,000

Roger Johnson	1,200,000

Justin Whitmore	1,200,000

Andrew Archambault(3)	1,500,000

(1)

In March 2024, Mr. Cofer received an annual RSU grant of $3,500,000. In connection with his promotion to Chief Executive Officer on April 26, 2024, the RemCo approved a “half grant” of $250,000 to Mr. Cofer, which was made in September 2024, representing half of the difference between his new annual LTIP award amount of $4,000,000 as Chief Executive Officer and his prior annual LTIP award amount as Chief Operating Officer. In February 2025, Mr. Cofer’s target annual LTIP award amount was further increased to $5,500,000 in recognition of his strong performance as Chief Executive Officer and to more closely align his compensation with the median of the Compensation Peer Group.

(2)	In February 2025, Mr. Priyadarshi’s target annual LTIP award amount was increased to $3,000,000.

(3)	The annual RSUs granted to Mr. Archambault were canceled and forfeited upon his departure from the Company.

Elite Investment Program

In addition to annual equity awards, to reinforce significant long-term stock ownership by our NEOs, all Senior Vice Presidents and above (including all NEOs) at the Company are required to participate in our Elite Investment Program (“Elite”) at the time of initial hiring or promotion. This program distinguishes KDP from most of its peers and ensures senior executives have a meaningful, long-term investment at stake in the Company’s performance. Under Elite, the executive makes a substantial personal commitment to a specific level of investment in KDP common stock (the “Commitment Amount”) (within a minimum and maximum range set by the Company) according to their job level and business scope.

For each share of KDP common stock purchased (each, an “Elite Share”) up to the Commitment Amount, the executive receives one Matching RSU that vests on the fifth anniversary of grant, subject to the executive’s continued employment with the Company and continued ownership of the full Commitment Amount. Each executive generally has approximately a one-year period (the “Investment Period”) to purchase Elite Shares to meet his or her Commitment Amount.

To receive the benefit of the Matching RSUs, an executive participating in Elite must acquire enough shares to meet at least the minimum Commitment Amount in the Investment Period and then continue to hold them for the remainder of the five-year vesting period. All Matching RSUs will be immediately forfeited if the executive fails to meet or maintain the minimum Commitment Amount or if the executive’s service with the Company is terminated before the vesting date except in the event of death, disability, change in control or retirement at age 60 with at least five years of service, or with respect to Matching RSUs granted in 2023 or later, certain involuntary terminations.

When benchmarking the annual value of long-term incentive awards as part of our executives’ compensation, the RemCo has historically taken into account twenty percent (20%) of the grant value of any outstanding Matching RSUs awarded to an executive under Elite in light of the fact that such awards vest after a five-year period of service. In February 2025, the RemCo determined that it would no longer take Elite awards into account in benchmarking executive compensation. This change is intended to promote a consistent approach in evaluating total direct compensation both internally, since executives elect different Commitment Amounts, and as against the Compensation Peer Group, because when Elite awards are considered in total direct compensation, KDP executives’ total direct compensation decreases significantly after their Elite awards vest.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	31

 Compensation Discussion and Analysis

Messrs. Cofer, Gamgort, Priyadarshi, Johnson and Whitmore have satisfied their Commitment Amounts as set forth below:

NEO	Elite Commitment Amount

Timothy Cofer	$12,500,000

Robert Gamgort	25,000,000

Sudhanshu Priyadarshi	8,000,000

Roger Johnson	3,350,000

Justin Whitmore	3,000,000

Mr. Archambault had previously fulfilled his initial Commitment Amount for his investment in Elite. In November 2022, the RemCo offered him an opportunity to make an additional Elite investment in connection with his promotion and approved a grant of $2,000,000 of Matching RSUs to Mr. Archambault. The terms of the award required Mr. Archambault to satisfy the additional Commitment Amount by no later than the final vesting date of the award and retain at least 50% of after-tax shares upon any equity vesting during the vesting term of his Matching RSUs. Mr. Archambault forfeited these Matching RSUs upon his departure from the Company.

2025 Program Changes: Introduction of Annual PSU Awards

In February 2025, the Board approved the addition of PSUs to our annual long-term incentive compensation program after a thoughtful process undertaken by the RemCo with advice from FW Cook. The change was driven by a desire to remain market competitive to attract and retain top beverage talent and to motivate behaviors aligned with enterprise performance, as well as stockholder feedback requesting the addition of performance-based equity awards. In designing the PSU program, the RemCo considered and reviewed market practices for incentive compensation, which were then tailored to the unique strategic goals of KDP.

From 0% to 200% of an employee’s target PSUs are eligible to vest based on the Company’s achievement of two performance metrics that are aligned with the Company’s long-term strategy: Net Sales growth and Adjusted Diluted EPS growth. Each metric is measured over a three-year performance period on a constant currency basis, and performance against each metric is calculated as the average of the growth in such metric over each of the three fiscal years in the period. Target performance for each metric aligns with KDP’s long-term algorithm of mid-single-digit Net Sales growth and high-single-digit Adjusted Diluted EPS growth.

The 2025 annual LTIP awards for Company Vice Presidents and above, including Messrs. Cofer, Gamgort, Priyadarshi, Johnson and Whitmore, were comprised of 25% PSUs and 75% RSUs.

The RemCo believes that the PSU program will reward leaders for achieving long-term financial success and exceeding growth and performance expectations. The Company expects that the addition of PSUs to our compensation program will further incentivize leaders to drive future growth and will more closely align enterprise focus with stockholder expectations.

Equity Grant Timing

KDP does not currently grant stock options or stock appreciation rights. We typically grant LTIP awards on two days each year—one grant date in March and one grant date in September. Annual LTIP awards are made in March, and in September we issue “half grants” to those executives who join the Company or, in some cases, are promoted, after the March grant date but before the September grant date. We may change these equity grant practices in the future.

Stock Ownership Requirement

To further align the interests of our NEOs with those of our stockholders, the RemCo has established stock ownership requirements for all Vice Presidents and above (for purposes of this section, “executives”), including all NEOs at the Company. The stock ownership requirement is separate and apart from the Elite Investment Program, but the minimum stock ownership requirement for each executive generally matches that executive’s minimum level of investment in Elite. The table below shows the minimum stock ownership requirement as an estimated multiple of base salary.

Job Level	Minimum Stock Ownership Requirement, as an Estimated Multiple of Salary

Executive Chairman	15x

Chief Executive Officer	10x

Chief Financial Officer	9x

Other members of the Executive Leadership Team	4x

32	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

The Company expects that NEOs will meet their minimum stock ownership requirements within one year of their first grant of Matching RSUs under Elite or, for recently promoted executives, one year from the date of their most recent Elite investment. Shares that an executive beneficially owns count toward the executive’s minimum stock ownership requirement, but unvested equity awards are excluded. Until the stock ownership requirement is met, executives must retain 50% of after-tax shares upon any equity vesting. If an executive does not meet the stock ownership requirement within the allotted time period, his or her future LTIP awards may be forfeited, subject to the RemCo’s discretion. Messrs. Cofer, Gamgort, Priyadarshi, Johnson and Whitmore have fulfilled their respective stock ownership requirements.

Letter Agreement with Mr. Gamgort

In April 2022, in connection with Mr. Gamgort’s first transition to the role of Executive Chairman, the Company entered into a letter agreement with Mr. Gamgort. The letter agreement required Mr. Gamgort to continue to hold, and not sell, at least 50% of the number of shares of the Company’s common stock that he held as of April 5, 2022 through July 26, 2024. In addition, consistent with Mr. Gamgort’s previous employment agreement, dated July 2, 2018, the letter agreement provides that Mr. Gamgort’s previously granted equity awards will be subject to pro-rata vesting (1) upon his retirement on or after attaining age 60 or (2) upon any termination of service by Mr. Gamgort or by the Company without cause. Mr. Gamgort’s outstanding equity awards continue to vest based on his service as non-employee Chairman of the Board in accordance with their terms.

CEO Succession

In accordance with KDP’s succession plan announced in September 2023, and as discussed more fully in last year’s proxy statement, Mr. Cofer succeeded Mr. Gamgort as Chief Executive Officer of the Company on April 26, 2024, and Mr. Gamgort transitioned to the role of Executive Chairman on the same day. Effective April 24, 2025, the Board approved Mr. Gamgort’s further transition from Executive Chairman to non-employee Chairman of the Board.

Letter Agreement with Mr. Cofer

The Company entered into a letter agreement with Mr. Cofer on September 18, 2023, which established Mr. Cofer’s compensation as Chief Operating Officer and his initial compensation as Chief Executive Officer. The letter agreement provided that upon Mr. Cofer’s promotion to Chief Executive Officer, his annual base salary would be $1,250,000, with a STIP target at 150% of his base salary, and his annual award target value under the LTIP would be $4,000,000. The letter agreement further provided that Mr. Cofer and his family would be expected to relocate to the Company’s Frisco, Texas headquarters by the summer of 2024. The Company agreed to provide relocation assistance in connection with such move, subject to repayment in full in the event of Mr. Cofer’s termination for cause or voluntary resignation within one year of his start date and 50% repayment in the event of such a termination between the first and second anniversaries of his start date. Pending his permanent relocation, the Company agreed to provide Mr. Cofer with temporary living, preliminary relocation and certain commuting expenses. Such benefits are included in the “All Other Compensation” column of the Summary Compensation Table below.

Other Matters

General Benefits and Perquisites

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health, dental and vision insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.

While we may provide NEOs with reasonable perquisites on an individual basis, including relocation and expatriate assignment benefits, such perquisites generally do not make up a significant part of any NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.

Retirement and Pension Benefits

NEOs are eligible to participate in the Company’s qualified 401(k) plan, which includes a company match of 100% on the first 6% of employee contributions within certain statutory limitations under the Internal Revenue Code of 1986, as amended (the “Code”). All of our NEOs participated in the 401(k) program in 2024. Our NEOs are also eligible to participate in the Company’s Supplemental Savings Plan, under which they may defer base salary and STIP award amounts in excess of Internal Revenue Code limits applicable to the 401(k) Plan. Messrs. Cofer and Priyadarshi were the only NEOs who participated in the Supplemental Savings Plan in 2024. We do not maintain or make contributions to any defined benefit plan plans for any of our NEOs.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	33

 Compensation Discussion and Analysis

Potential Payments upon Termination of Employment

Our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain limited circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and benefits are discussed under “Post-Termination Compensation” beginning on page 40.

Change in Control

All outstanding unvested equity awards that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including annual LTIP awards, the Matching RSUs, and all other equity awards, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction). The equity awards vest in full upon a qualifying termination in connection with a change of control.

34	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Report of the Remuneration and Nomination Committee

REPORT OF THE REMUNERATION AND NOMINATION COMMITTEE

In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee

Pamela Patsley, Chair Oray Boston Debra Sandler

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	35

 Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The executive compensation disclosure contained in this section reflects compensation information for our 2024 NEOs.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs in fiscal years 2024, 2023 and 2022. Mr. Cofer was not an NEO in 2022, and Mr. Whitmore was not an NEO in 2023 or 2022. In accordance with the SEC disclosure requirements, the compensation disclosure for Messrs. Cofer and Whitmore is provided only for the year or years in which they were NEOs.

Name and Principal Position	Year	Salary ($)(5)	Bonus ($)	Stock Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)

Timothy Cofer Chief Executive Officer and Former Chief Operating Officer(1)	2024 2023	1,217,692 176,923	— 8,000,000	3,386,381 17,463,228	1,632,158 172,027	777,226 104,523	7,013,457 25,916,701

Robert Gamgort Chairman of the Board and Former Executive Chairman and Chief Executive Officer(2)	2024	1,161,539	—	4,239,716	1,312,404	20,700	6,734,359
	2023	1,500,000	—	4,335,741	1,755,000	29,354	7,620,095
	2022	1,357,692	—	9,182,281	1,780,205	166,314	12,486,492

Sudhanshu Priyadarshi Chief Financial Officer and President, International	2024	895,192	—	4,856,200	673,204	18,191	6,442,787
	2023	850,000	—	2,029,504	530,400	17,654	3,427,558
	2022	114,423	3,850,000	7,447,994	84,059	—	11,496,476

Roger Johnson Chief Supply Chain Officer	2024	690,385	—	1,082,498	519,209	827,494	3,119,586
	2023	600,000	—	1,106,991	374,400	697,956	2,779,347
	2022	475,846	—	2,886,592	261,874	2,311,968	5,936,280

Justin Whitmore President, KDP Energy and Former Chief Strategy Officer(3)	2024	575,000	—	1,082,498	432,400	20,567	2,110,465

Andrew Archambault Former President, U.S. Refreshment Beverages(4)	2024	750,000	—	1,353,109	—	33,192	2,136,301
	2023	623,077	—	2,933,307	388,761	108,477	4,053,622
	2022	545,087	—	2,639,731	382,090	34,794	3,601,702

(1)	Mr. Cofer joined the Company as its Chief Operating Officer on November 6, 2023 and was promoted to Chief Executive Officer on April 26, 2024.

(2)

Mr. Gamgort served as the Chief Executive Officer and Executive Chairman of the Company through April 26, 2024, at which time he became the Company’s Executive Chairman exclusively. Mr. Gamgort transitioned to non-employee Chairman of the Board on April 24, 2025.

(3)	Mr. Whitmore served as Chief Strategy Officer until January 13, 2025, when he was appointed to the role of President, KDP Energy.

(4)	Mr. Archambault served as President, U.S. Refreshment Beverages until January 13, 2025 and voluntarily departed the Company on January 31, 2025.

(5)	The amounts reported in the Salary column for Messrs. Cofer and Priyadarshi include amounts deferred under the Supplemental Savings Plan.

(6)

The amounts reported in the Stock Awards column reflect the grant date fair value of RSUs awarded to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 12 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2024 Form 10-K. In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. For further information on the stock awards granted in fiscal year 2024, see “Grants of Plan-Based Awards” beginning on page 37.

(7)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the STIP.

(8)

The amounts reported in the All Other Compensation column reflect other compensation for each NEO, including (i) the cost of personal use of corporate aircraft, in Mr. Cofer’s case exclusively related to commuting in connection with his relocation, (ii) certain relocation and temporary housing expenses and (iii) amounts contributed by the Company to tax-qualified defined contribution plans. The following table provides additional details around these amounts:

36	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

Name	Corporate Aircraft ($)(a)	Relocation / Housing ($)		Company Contributions ($)(b)

Timothy Cofer	169,148	587,378	(c)	20,700

Robert Gamgort	—	—		20,700

Sudhanshu Priyadarshi	—	—		18,191

Roger Johnson	—	807,694	(d)	19,800

Justin Whitmore	—	—		20,567

Andrew Archambault	3,692	8,800	(e)	20,700

(a)

In accordance with SEC rules, the cost of use of a corporate aircraft as set forth in this column is calculated based on the aggregate incremental cost to the Company. We calculated the aggregate incremental cost to KDP using estimated variable costs of operating the aircraft for any personal, including commuting, flight that the plane was used. Fixed costs which do not change based on usage, such as pilot salaries, depreciation and maintenance costs are excluded. No tax gross-up is provided to any executive in connection with their use of Company aircraft.

(b)	Represents our contributions to the Company’s tax-qualified defined contribution plans on behalf of the NEO.

(c)

Reflects Company-paid relocation expenses, including moving costs, temporary housing costs and certain fees incurred in connection with Mr. Cofer’s sale of his prior residence. The amount shown also includes a tax gross-up of $135,853 paid in connection with the relocation benefits.

(d)

Reflects (i) Company-paid relocation expenses of $218,485, including moving costs and temporary housing costs and certain fees incurred in connection with Mr. Johnson’s sale of his prior residence, (ii) expenses of $18,208 associated with tax preparation for Mr. Johnson due to his previous placement in Singapore, (iii) tax equalization payments made on Mr. Johnson’s behalf in the amount of $382,530 due to his previous placement in Singapore, (iv) a tax gross-up of $288,924 paid in connection with such relocation- and tax-related benefits and (v) a credit of $100,454 for a repayment by Mr. Johnson of certain overpaid 2023 tax equalization benefits in connection with Mr. Johnson’s previous placement in Singapore.

(e)	Reflects Company-paid relocation expenses, including temporary housing costs. The amount shown also includes a tax gross-up of $6,019 paid in connection with temporary housing benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2024. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis” beginning on page 25.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)

Timothy Cofer			—	1,736,339	3,472,678
	3/4/2024	(4)				120,275	3,157,219

	9/12/2024	(5)				6,748	229,162

Robert Gamgort			—	1,396,175	2,792,350
	3/4/2024	(4)				161,513	4,239,716

Sudhanshu Priyadarshi			—	716,175	1,432,350
	3/4/2024	(4)				85,911	2,255,164

	3/4/2024	(6)				103,093	2,601,036

Roger Johnson			—	552,350	1,104,699
	3/4/2024	(4)				41,238	1,082,498
Justin Whitmore			—	460,000	920,000
	3/4/2024	(4)				41,238	1,082,498

Andrew Archambault			—	600,000	1,200,000
	3/4/2024	(4)				51,547	1,353,109

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs under the 2024 STIP, which are earned subject to the achievement of certain performance measures. The final earned payouts of such awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents the number of shares subject to time-vesting RSU awards made in 2024.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	37

 Executive Compensation Tables

(3)

The amounts reported in the Grant Date Fair Value of Stock Awards column reflect the grant date fair value of RSUs to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 12 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2024 Form 10-K. In accordance with ASC 718, the amounts reported in this column reflect that the RSUs do not accrue or otherwise participate in dividends prior to vesting.

(4)

Annual RSU awards that vest as follows: 60% on March 4, 2027, 20% on March 4, 2028 and the remaining 20% on March 4, 2029, subject to continued service with the Company through each vesting date. Mr. Archambault’s award was forfeited upon his termination of employment.

(5)

“Half-year” RSU award that vests as follows: 60% on September 12, 2027, 20% on September 12, 2028 and the remaining 20% on September 12, 2029, subject to continued service with the Company through each vesting date. As discussed in “Compensation Discussion and Analysis – Equity Grant Timing,” “half grants” are generally issued to executives who join the Company or are promoted after the March LTIP grant date; Mr. Cofer was promoted to CEO in April 2024.

(6)

Elite Matching RSU award that vests in full on March 4, 2029, subject to Mr. Priyadarshi’s continued service with the Company through such date, certain stock ownership requirements and other vesting conditions.

Outstanding Equity Awards

The following table sets forth information regarding vested and unvested RSU awards held by each NEO as of December 31, 2024. No NEOs held any outstanding stock options as of December 31, 2024.

	Stock Awards

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Timothy Cofer	11/20/2023	(2)	393,330	12,633,760
	11/20/2023	(3)	220,265	7,074,912
	3/4/2024	(4)	120,275	3,863,233
	9/12/2024	(4)	6,748	216,746

Robert Gamgort	3/12/2020	(4)	40,887	1,313,290
	3/3/2021	(4)	61,398	1,972,104
	3/2/2022	(4)	121,731	3,910,000
	3/1/2023	(4)	137,468	4,415,472
	3/4/2024	(4)	161,513	5,187,798

Sudhanshu Priyadarshi	11/22/2022	(2)	130,447	4,189,958
	3/1/2023	(4)	64,347	2,066,826
	3/4/2024	(4)	85,911	2,759,461
	3/4/2024	(2)	103,093	3,311,347

Roger Johnson	3/12/2020	(4)	3,697	118,748
	9/15/2020	(5)	8,680	278,802
	3/3/2021	(4)	5,552	178,330
	3/2/2022	(4)	11,008	353,577
	11/22/2022	(2)	71,746	2,304,482
	3/1/2023	(4)	35,098	1,127,348
	3/4/2024	(4)	41,238	1,324,565

Justin Whitmore	3/3/2021	(2)	97,976	3,146,989
	3/3/2021	(4)	15,676	503,513
	3/3/2021	(5)	40,822	1,311,203
	3/2/2022	(4)	31,081	998,322
	3/1/2023	(4)	35,098	1,127,348
	3/4/2024	(4)	41,238	1,324,565

Andrew Archambault(6)	3/12/2020	(4)	3,697	118,748
	3/3/2021	(5)	8,164	262,228
	3/3/2021	(4)	5,552	178,330
	3/2/2022	(4)	11,008	353,577
	9/13/2022	(4)	10,282	330,258
	11/22/2022	(2)	54,266	1,743,024
	3/1/2023	(4)	35,098	1,127,348
	11/20/2023	(5)	62,933	2,021,408
	3/4/2024	(4)	51,547	1,655,690

38	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

(1)	Market value is determined by multiplying the total number of shares or units that have not vested by $32.12, which was the closing price of a share of our common stock on Nasdaq on December 31, 2024.

(2)	Represents RSUs that vest on the fifth anniversary of the grant date.

(3)	Represents RSUs that vest 30% on May 20, 2025, 40% on May 20, 2026 and 30% on May 20, 2027.

(4)	Represents RSUs that vest 60% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% of the fifth anniversary of the grant date.

(5)	Represents RSUs that vest 25% on each of second, third, fourth and fifth anniversaries of the grant date.

(6)	Mr. Archambault’s unvested equity awards were forfeited upon his termination of employment in January 2025.

Stock Awards Vested

The following table sets forth information regarding RSUs held by our NEOs that vested during fiscal year 2024. None of our NEOs held or exercised any options in fiscal year 2024.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Timothy Cofer	—		—

Robert Gamgort	73,785	(1)	2,348,577

	92,097		2,680,023

	211,133		6,143,970

	40,888		1,197,610

	129,066		4,354,687

Sudhanshu Priyadarshi	25,828		843,542

Roger Johnson	8,328		242,345

	19,194		558,545

	3,698		108,314

	8,681		324,235

Justin Whitmore	23,515		684,287

	20,412		593,989

Andrew Archambault	8,328		242,345

	4,083		118,815

	19,194		558,545

	3,698		108,314

(1)

Represents RSUs that vested on January 15, 2024, but which settled on January 15, 2025 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement, which provides that shares related to vested RSUs will be subject to deferred settlement and delivered on the first anniversary of the applicable vesting date (or, if that falls on a day when Nasdaq is not open for trading, the next following trading day).

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation held by our NEOs in 2024. This consists of Supplemental Savings Plan (as discussed further below) participation by Messrs. Cofer and Priyadarshi, as well as certain vested but deferred RSUs held by Mr. Gamgort.

Name	Executive Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)		Aggregate Balance at Last FYE ($)

Timothy Cofer	304,423	(1)	5,870	—		310,293	(2)

Robert Gamgort	2,348,577	(3)	5,720,145	5,698,748	(4)	2,369,974	(5)

Sudhanshu Priyadarshi	89,519	(1)	1,278	—		90,797	(6)

(1)	Reflects executive deferrals to the Supplemental Savings Plan. Such amounts are also reflected in the “Salary” compensation of the Summary Compensation Table above.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	39

 Executive Compensation Tables

(2)	Of this amount, $304,423 was reported as compensation to Mr. Cofer in the Summary Compensation Table.

(3)

Reflects value, as of the vesting date, of RSUs that vested on January 15, 2024 but for which settlement was deferred until January 15, 2025 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement.

(4)

Reflects value, as of the settlement date, of RSUs that vested on January 15, 2023 but for which settlement was deferred until January 15, 2024 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement, which provides that shares related to vested RSUs will be delivered on the first anniversary of the applicable vesting date.

(5)	Reflects value, as of December 31, 2024, of Mr. Gamgort’s then-outstanding deferred RSUs.

(6)	Of this amount, $89,519 was reported as compensation to Mr. Priyadarshi in the Summary Compensation Table.

Keurig Dr Pepper Inc. Supplemental Savings Plan

The Company maintains the Keurig Dr Pepper Inc. Supplemental Savings Plan. Under this plan, certain senior employees, including the Company’s executive officers, may elect to defer receipt of base salary and STIP award payments until separation from service or another specified payment date elected at the time of initial deferral. Distributions upon separation from service may be subject to a mandatory six-month delay. Deferred amounts accrue earnings based on specified investment options elected by the participant under the plan and are distributed in the form of a lump sum or annual installments over a period of two to ten years, as elected by the participant. In 2024, Messrs. Cofer and Priyadarshi were the only NEOs who participated in the Supplemental Savings Plan.

Post-Termination Compensation

Keurig Dr Pepper Inc. Executive Severance Plan

The Company maintains the Keurig Dr Pepper Inc. Executive Severance Plan (the “Severance Plan”), which provides severance benefits for the Company’s Executive Chairman, Chief Executive Officer, Executive Leadership Team (including Messrs. Priyadarshi, Johnson, Whitmore and Archambault), Senior Vice Presidents and Vice Presidents.

Termination Other Than in Connection with a Change in Control

Under the Severance Plan, in the event (1) the Company terminates the Executive Chairman or the Chief Executive Officer without Cause (as defined below) or (2) the Executive Chairman or the Chief Executive Officer resigns for Good Reason (as defined below), he is entitled to receive:

▪	severance payments in the form of salary continuation equal to two times the sum of his base pay plus target bonus, payable over 24 months; and

▪	outplacement services.

In the event (1) the Company terminates an Executive Leadership Team member without Cause or (2) an Executive Leadership Team member declines an offer for a position that is not a Comparable Position, he or she is entitled to receive:

▪	severance payments in the form of salary continuation equal to 1.5 times the sum of his or her base pay plus target bonus, payable over 18 months; and

▪	outplacement services.

The above benefits are subject to (1) the participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company within the time period specified therein and (2) the participant’s continued compliance in all material respects with the participant’s Employee Confidentiality and Non-Competition Agreement and any other confidentiality obligations or restrictive covenants applicable to the participant.

Termination Following a Change in Control

During the period that is six months prior to or two years following a Change in Control (as defined below), in the event (1) the Company terminates the Executive Chairman or the Chief Executive Officer without Cause or (2) the Executive Chairman or the Chief Executive Officer resigns for Good Reason, he is entitled to receive a lump sum amount equal to three times the sum of his base pay plus target bonus.

During the period that is six months prior to or two years following a Change in Control, in the event (1) the Company terminates an Executive Leadership Team member without Cause or (2) an Executive Leadership Team member resigns for Good Reason, he or she is entitled to receive a lump sum amount equal to 2.25 times the sum of his or her base pay plus target bonus.

40	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

The above benefits are subject to (1) the participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company within the time period specified therein and (2) the participant’s continued compliance in all material respects with the participant’s Employee Confidentiality and Non-Competition Agreement and any other confidentiality obligations or restrictive covenants applicable to the participant.

Definitions

Under the Severance Plan, “Cause” is defined as a participant’s:

▪	conviction of, or plea of guilty or nolo contendere to, a crime involving fraud, embezzlement or moral turpitude or a felony;

▪	intentional act or omission constituting fraud, conflict of interest, or other serious malfeasance;

▪

engagement in conduct in the course of performing the participant’s duties that constitutes willful misconduct or gross neglect, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof;

▪

willful neglect, refusal or repeated willful failure to perform any lawful direction of the participant’s supervisor, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof; or

▪

material violation of any written agreement between the participant and the Company or any written policy of the Company, including the Code of Conduct, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof.

“Good Reason” means:

▪	a material diminution in the participant’s authority, duties and responsibilities;

▪	a material reduction in the participant’s base salary or target bonus opportunity; or

▪

a relocation of the participant’s principal place of employment to a location that is more than 50 miles from the then-current location and that increases the participant’s commute by more than 50 miles.

Good Reason does not apply unless all of the following conditions are satisfied: (1) the condition giving rise to the participant’s termination of employment must have arisen without the participant’s consent; (2) the participant must provide notice to the Company of such condition within 30 days of the date that the participant first becomes aware of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of the participant’s termination of employment must occur within 30 days after the date the Company’s cure period expires.

A “Comparable Position” means a position with the Company or its direct or indirect subsidiary that offers the participant generally comparable base pay and incentive compensation, provided that either (1) it is located no more than 50 miles from the participant’s former primary work location, or (2) for a participant working in a highly dense metropolitan area, it does not cause a significant detrimental impact to the participant’s commute.

A “Change in Control” is defined in the Severance Plan to mean:

▪

any “person” or “group” other than the Company or JAB, or any affiliate of the Company or JAB, is or becomes the “beneficial owner,” directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

▪

the consummation of a plan or agreement approved by the Company’s shareholders, providing (1) for a merger or consolidation of the Company (other than with a wholly-owned subsidiary of the Company and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or (2) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

STIP Payment Upon Termination

Involuntary Termination

If the Company terminates an executive’s employment in connection with a reorganization, the closing of a facility, or a reduction in force or otherwise terminates the executive’s employment without Cause, the executive is eligible to receive an award payout based on his or her target bonus and the actual achievement of the performance goals for the year, prorated to date the executive ceases to perform services for the Company and payable at the same time awards are paid to other active STIP participants. For purposes of the STIP, “Cause” is defined as termination due to unsatisfactory work performance or inability to perform the essential functions of the job, failure to comply with company policy, absenteeism, mutually agreed separation for performance or conduct

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	41

 Executive Compensation Tables

issues, failed drug screen, invalid employment documentation, misconduct or malfeasance, the commission of a dishonest act or common law fraud, or for any other reason as determined by the Company or described as “for Cause” in an agreement between the STIP participant and the Company.

Death

In the event of an executive’s termination due to death, the executive’s estate will be eligible to receive the executive’s target bonus under the STIP, prorated to the time of death and payable within 60 days of death.

Retirement or Disability

In the event of an executive’s termination due to disability or retirement (defined as attaining the age of 60 and completing 5 years of service), the executive is eligible to receive an award payout based on his or her target bonus and the actual achievement of the performance goals for the year, prorated to the date of retirement or disability and payable at the same time awards are paid to other active STIP participants.

Equity Treatment Upon Termination

Double-Trigger Equity Vesting Upon a Change in Control

In the event of a Change of Control, all outstanding RSUs, including those held by our NEOs, have double-trigger protection which means that no accelerated vesting of outstanding RSUs will occur unless both (1) a Change in Control occurs, and (2) the executive’s employment is terminated within 24 months of such Change in Control by the Company other than for Cause or by the executive for Good Reason. For purposes of the RSUs, “Good Reason” generally means:

▪	a material reduction in the executive’s base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

▪

a material adverse reduction in the executive’s duties and responsibilities such that the executive is required to serve in a position that is at least two salary grades lower than the position in which the executive had been serving prior to such reduction, or any other such similar reduction in duties and responsibilities; or

▪

the relocation of the executive’s principal workplace without the executive’s consent to a location more than 50 miles distant from the location at which the executive had previously been principally providing services.

Death or Disability

In the event of an executive’s termination due to death or disability, all outstanding RSUs become fully vested and payable.

Involuntary Termination

For RSUs granted in March 2023 or later, in the event of an executive’s Qualifying Termination, outstanding RSUs vest on a pro rata basis. A “Qualifying Termination” means, (1) with respect to the Executive Chairman or Chief Executive Officer, a termination of employment by the Company without Cause or by the Executive Chairman or Chief Executive Officer for Good Reason and (2) with respect to an Executive Leadership Team member, by the Company without Cause or by the Executive Leadership Team member’s declining an offer for a position that is not a Comparable Position. “Cause,” “Good Reason” and “Comparable Position” are each defined as in the Severance Plan.

Retirement

In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing 5 years of service), outstanding RSUs vest on a pro rata basis.

Letter Agreement with Mr. Gamgort

Mr. Gamgort entered into a letter agreement with the Company on April 5, 2022 in connection with his initial assumption of the Executive Chairman role. The letter agreement provides that equity awards previously granted to Mr. Gamgort will be subject to pro-rata vesting (1) upon his retirement on or after attaining age 60 or (2) upon any termination of service by Mr. Gamgort or by the Company without Cause (as defined in the Severance Plan). Mr. Gamgort’s outstanding equity awards continue to vest based on his service as non-employee Chairman of the Board in accordance with their terms. Under the letter agreement, a termination of Mr. Gamgort’s employment will be governed by the Severance Plan.

42	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

Resignation of Mr. Archambault

Effective January 13, 2025, Mr. Archambault resigned as President, U.S. Refreshment Beverages. He departed the Company on January 31, 2025 after supporting the transition to his successor. Mr. Archambault received no compensation in connection with his separation from the Company, and his unvested equity awards were canceled and forfeited upon his separation from the Company.

Tables of Potential Payments and Assumptions

The following tables outline the potential payments to Messrs. Cofer, Gamgort, Priyadarshi, Johnson and Whitmore upon the occurrence of various termination events, including (1) termination without Cause or, as applicable, for Good Reason or declining an offer for a position that is not a Comparable Position, (2) termination due to death, (3) termination due to disability or (4) retirement. The following tables also reflect potential payments related to change of control and subsequent qualified termination within a specified window for such NEO.

The following assumptions apply with respect to the tables below and any termination of employment:

▪

the tables include estimates of amounts that would have been paid to NEOs in the event their employment were terminated on December 31, 2024. The employment of these NEOs did not actually terminate on December 31, 2024, and as a result, the NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

▪	the tables assume that the price of a share of our common stock is $32.12 per share, the closing market price per share on Nasdaq on December 31, 2024;

▪

each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, any vested but deferred RSUs and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below; and

▪	as of December 31, 2024, only Mr. Gamgort had satisfied the conditions to meet the definition of retirement.

Timothy Cofer

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$5,972,678	$8,959,016

Lump Sum 2024 STIP Payment	—	1,736,339	1,632,158	1,632,158	1,632,158

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	23,788,650	23,788,650	5,517,574	23,788,650

TOTAL	$—	$25,524,989	$25,420,808	$13,128,710	$34,379,824

Robert Gamgort

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$4,792,350	$7,188,525

Lump Sum 2024 STIP Payment	1,312,404	1,396,175	1,312,404	1,312,404	1,312,404

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	7,200,854	16,798,664	16,798,664	7,200,854	16,798,664

TOTAL	$8,513,258	$18,194,839	$18,111,068	$13,311,908	$25,299,593

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	43

 Executive Compensation Tables

Sudhanshu Priyadarshi

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$2,424,262	$3,636,393

Lump Sum 2024 STIP Payment	—	716,175	673,204	673,204	673,204

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	12,327,592	12,327,592	1,634,041	12,327,592

TOTAL	$—	$13,043,767	$13,000,796	$4,737,807	$16,637,189

Roger Johnson

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$1,878,525	$2,817,787

Lump Sum 2024 STIP Payment	—	552,350	519,209	519,209	519,209

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	5,685,850	5,685,850	593,289	5,685,850

TOTAL	$—	$6,238,200	$6,205,059	$2,997,323	$9,022,846

Justin Whitmore

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$1,552,500	$2,328,750

Lump Sum 2024 STIP Payment	—	460,000	432,400	432,400	432,400

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	8,411,939	8,411,939	593,289	8,411,939

TOTAL	$—	$8,871,939	$8,844,339	$2,584,489	$11,173,089

44	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 CEO Pay Ratio

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Cofer, to that of our median employee.

For 2024, we identified our median employee by using total taxable wages (Form W-2 Box 1 or equivalent), our consistently applied compensation measure, for all individuals who were employed by us on December 31, 2024, excluding our CEO. As permitted by the rules of the SEC, we excluded 292 of our employees located outside the United States, who represented less than 5% of our total employee population of 29,510 as of December 31, 2024, as follows: Brazil (3), China (90), Hong Kong (5), Ireland (119), Singapore (52) and Switzerland (23). All employees in North America were included in our pay ratio calculation. We selected total taxable wages as our consistently applied compensation measure because this metric is applicable to and comparable across our entire employee population. To identify the compensation of our median employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars using December 31, 2024 exchange rates.

Once we identified the median employee, we calculated the median employee’s compensation using the same methodology used to calculate the total annual compensation of our CEO. Based on this data and process, we determined that our median employee was a full-time, hourly employee with annual total compensation in 2024 of $55,198.

With respect to the annual total compensation of our CEO, we used the amount reported for Mr. Cofer in the “Total” column of our 2024 Summary Compensation Table, $7,013,457. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation in 2024 was 127 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	45

 Pay Versus Performance

P
AY
V
ERSUS
P
ERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive “compensation actually paid” and certain financial performance of the Company. The RemCo does not utilize compensation actually paid as the basis for making compensation decisions. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see “Compensation Discussion and Analysis.”

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Timothy Cofer) (1)	Compensation Actually Paid to PEO (Timothy Cofer) (2)	Summary Compensation Table Total for PEO (Robert Gamgort) (1)	Compensation Actually Paid to PEO (Robert Gamgort) (2)	Summary Compensation Table Total for PEO (Ozan Dokmecioglu) (1)	Compensation Actually Paid to PEO (Ozan Dokmecioglu) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (7)	Adjusted Operating Income (8)

2024	$7,013,457	$7,045,416	$6,734,359	$(1,617,826)	$—	$—	$3,452,285	$3,533,579	$124	$114	$1,441	$3,974

2023	—	—	7,620,095	8,755,242	—	—	9,487,917	9,599,096	126	114	2,181	3,657

2022	—	—	12,486,492	12,970,246	16,663,492	(22,473,209)	5,088,351	2,821,000	131	118	1,436	3,538

2021	—	—	7,772,521	17,501,205	—	—	6,759,279	7,522,595	133	119	2,146	3,421

2020	—	—	22,510,536	40,340,240	—	—	14,615,711	19,446,817	113	103	1,325	3,191

(1)
The dollar amounts reported in the Summary Compensation Table Total for PEO (Principal Executive Officer) columns are the amounts reported for Timothy Cofer (the Company’s Chief Executive Officer for a portion of 2024), Robert Gamgort (the Company’s Chief Executive Officer for 2020, 2021, portions of 2022, 2023 and a portion of 2024) and Ozan Dokmecioglu (the Company’s Chief Executive Officer for a portion of 2022) for each of the corresponding years in the Total column in our Summary Compensation Table. See “Executive Compensation Tables – Summary Compensation Table”.

(2)
The dollar amounts reported in the Compensation Actually Paid to PEO columns represent the amount of “compensation actually paid” to Messrs. Cofer, Gamgort and Dokmecioglu, as applicable, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by such PEOs. In accordance with these rules, these amounts reflect the Total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2024. Refer to our Proxy Statement for the 2024 and 2023 Annual Meetings for information on the calculations applicable for prior years. Equity values are calculated consistent with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Timothy Cofer	2024

Summary Compensation Table Total	$7,013,457

Less, value of Stock Awards reported in Summary Compensation Table	(3,386,381)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	3,770,800

Plus, fair value as of vesting date of equity awards granted and vested in the year	—

Plus (less), year-over-year change in fair value from prior year end of outstanding and unvested equity awards granted in prior years	(352,460)

Plus (less), change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	—

Less, prior year-end fair value for any equity awards forfeited in the year	—

Compensation Actually Paid to Timothy Cofer	$7,045,416

Compensation Actually Paid to Robert Gamgort	2024

Summary Compensation Table Total	$6,734,359

Less, value of Stock Awards reported in Summary Compensation Table	(4,239,716)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	4,798,424

Plus, fair value as of vesting date of equity awards granted and vested in the year	—

Plus (less), year-over-year change in fair value from prior year end of outstanding and unvested equity awards granted in prior years	(159,107)

Plus (less), change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	(1,383,985)

Less, prior year-end fair value for any equity awards forfeited in the year (a)	(7,367,801)

Compensation Actually Paid to Robert Gamgort	$(1,617,826)

(a)	Represents performance-based RSUs granted to Mr. Gamgort in 2020 that were forfeited in 2024 as a result of performance conditions not being met.

46	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Pay Versus Performance

(3)
The dollar amounts reported in the Average Summary Compensation Table Total for
Non-PEO
NEOs column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Cofer for 2024, Mr. Gamgort for each year shown and Mr. Dokmecioglu for 2022) in the Total column of the Summary Compensation Table in each applicable year. The NEOs included for these purposes in each applicable year are as follows: (i) for 2024, Sudhanshu Priyadarshi, Roger Johnson, Justin Whitmore and Andrew Archambault, (ii) for 2023, Sudhanshu Priyadarshi, Timothy Cofer, Karin Rotem-Wildeman and Andrew Archambault; (iii) for 2022, Sudhanshu Priyadarshi, Mauricio Leyva, Andrew Archambault, Roger Johnson, George Lagoudakis and Tony Milikin; (iv) for 2021, Ozan Dokmecioglu, Mauricio Leyva, Tony Milikin, Fernando Cortes and Justin Whitmore; and (v) for 2020, Ozan Dokmecioglu, Mauricio Leyva, Derek Hopkins and Fernando Cortes.

(4)
The dollar amounts reported in the Average Compensation Actually Paid to
Non-PEO
NEOs column represent the average amount of “compensation actually paid” to the NEOs as
a group (excluding Mr. Cofer for 2024, Mr. Gamgort for each year shown and Mr. Dokmecioglu for 2022), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect Total Compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below
for 2024. Refer to our Proxy Statement for the 2024 and 2023 Annual Meetings for information on the calculations applicable for prior years. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2024

Average Summary Compensation Table Total	$3,452,285

Less, average value of Stock Awards reported in Summary Compensation Table	(2,093,576)

Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	2,369,337

Plus, average fair value as of vesting date of equity awards granted and vested in the year	—

Plus (less), average year-over-year change in fair value from prior year end of outstanding and unvested equity awards granted in prior years	(93,022)

Plus (less), average change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	(101,445)

Less, prior year-end fair value for any equity awards forfeited in the year	—

Average Compensation Actually Paid to Non-PEO NEOs	$3,533,579

(5)
Total Shareholder Return (TSR) assumes an initial $100 investment in KDP stock beginning on December 31, 2019. TSR is cumulative, with the value determined at the end of each applicable fiscal year shown, calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

(6)
Peer Group Total Shareholder Return represents the weighted peer group TSR, which is weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Company’s Compensation Peer Group discussed in “Compensation Discussion and Analysis” above: Anheuser-Busch InBev SA/NV, Campbell Soup Company, Chocoladefabriken Lindt & Sprungli AG, The Coca-Cola Company, Danone, Diageo plc, The Hershey Company, Kellanova, The Kraft Heinz Company, McCormick & Company, Incorporated, Mondelēz International, Inc., Nestle S.A., PepsiCo, Inc., The Procter & Gamble Company, Reckitt Benckiser Group plc and Unilever PLC.

(7)	The dollar amounts reported represent the amount of net income, in millions, reflected in the Company’s audited financial statements for the applicable year.

(8)
The dollar amounts reported represent the amount of Adjusted operating income, in millions. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of this non-GAAP
compensation performance measure relative to the reported GAAP financial measure.

Description of Certain Relationships Between Information Presented in the Pay Versus Performance Table
As described in more detail in “Compensation Discussion and Analysis,” a significant portion of our executive compensation is tied to Company performance in the form of annual cash incentives through our STIP, equity awards through our LTIP and required participation in our Elite Investment Program. The Pay Versus Performance Table does not reflect all of the performance measures that we use to align executive compensation with Company performance through these programs. We generally seek to incentivize long-term performance, and therefore we do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphs depicting the relationships between information presented in the Pay Versus Performance Table.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	47

 Pay Versus Performance

Compensation Actually Paid, Cumulative TSR and Peer Group TSR

Compensation Actually Paid and Net Income

48	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Pay Versus Performance

Compensation Actually Paid and Adjusted Operating Income

Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance
philosophy that aligns executive and stockholder interests. For the most recently completed fiscal year, the financial performance measures that most closely link Company performance to compensation actually paid to the Company’s NEOs include:

▪	Adjusted diluted EPS growth

▪	Adjusted operating income (Company-selected measure)

▪	Adjusted operating income growth

▪	Free cash flow conversion

▪	Net sales growth

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	49

 Securities Authorized for Issuance Under Equity Compensation Plans

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes certain information related to our equity award plans as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (#)

Equity Compensation Plans approved by security holders	11,772,794	—	14,719,470	(2)

Equity Compensation Plans not approved by security holders(3)	696,616	—	—

TOTAL	12,469,410	—	14,719,470

(1)	RSUs have no exercise price.

(2)	Represents shares authorized for future grants under the Omnibus Stock Incentive Plan of 2019.

(3)

In connection with the DPS Merger, the Company assumed the Keurig Green Mountain, Inc. Long-Term Incentive Plan and the Keurig Green Mountain, Inc. Executive Ownership Plan, in each case effective August 11, 2016, and the RSUs outstanding thereunder and the authorized but unissued share pool with respect thereto (the “Keurig Award Pool”). The Company was permitted to grant awards to legacy Keurig Green Mountain, Inc. (“KGM”) employees and other employees of KDP who were not employed by DPS upon the closing of the DPS Merger out of the Keurig Award Pool, although such pool is no longer available for new awards.

50	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of KDP’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for fiscal year 2025. Deloitte has served as the independent registered public accounting firm of KDP since 2006 (including service for KDP’s predecessor DPS). The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although stockholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment for fiscal year 2025. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2025 if it is determined that such a change would be in the best interests of KDP and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent registered public accounting firm

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in thousands)	2024	2023

Audit Fees(1)	$6,313	$5,714

Audit-Related Fees	—	—

Tax Fees(2)	952	1,080

All Other Fees(3)	184	5

Total Fees	$7,449	$6,799

(1)

These amounts represent fees and out-of-pocket expenses of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts represent fees of Deloitte for professional services primarily related to tax compliance, as well as tax planning and advice, in fiscal years 2024 and 2023, respectively.

(3)

Consists of fees for permitted products and services other than those that meet the criteria above. These amounts represent fees for permissible sustainability assurance readiness consultation services and other subscription services.

Under the Audit Committee charter, the Audit Committee has established pre-approval policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee approved all audit and non-audit services provided in 2024 and 2023 in

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	51

 Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

accordance with the Audit Committee’s policy and procedures. Additional information may be found in the Audit Committee Report that follows and Audit Committee charter available on the Company’s website at www.keurigdrpepper.com.

Report of the Audit Committee

The Audit and Finance Committee (the “Audit Committee”) is composed of Mr. Singer (Chair), Ms. Hickman and Mr. Van de Ven. Ms. Patsley served as a member of the Audit Committee until April 24, 2025, at which time Mr. Van de Ven joined the committee. All of the Audit Committee members are “independent,” as defined in the Nasdaq listing standards and the applicable rules of the Securities Exchange Act of 1934, as amended. Each of Mr. Singer, Ms. Hickman, Ms. Patsley and Mr. Van de Ven meet the definition of “audit committee financial expert,” as defined in SEC Regulation S-K.

The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the integrity of KDP’s financial reporting process and systems of internal controls (including the integrity of KDP’s financial statements and related disclosures), KDP’s compliance with legal and regulatory requirements, the independence, qualifications and performance of KDP’s independent auditors, KDP’s internal audit activities and KDP’s policies and practices with respect to risk assessment and risk management.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed with management KDP’s audited financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

The Audit Committee engaged Deloitte as our independent registered public accounting firm for fiscal year 2024, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing KDP’s internal control over financial reporting and expressing an opinion on its effectiveness.

The Audit Committee has also reviewed and discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates, the critical audit matters identified in Deloitte’s audit, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit Committee has also discussed with KDP’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee has reviewed and received from Deloitte the written disclosures and the letter required by the applicable PCAOB requirements regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte the firm’s independence from KDP and management.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025.

Submitted by the Audit and Finance Committee of the Board:
Robert Singer (Chair)
Juliette Hickman
Pamela Patsley

52	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Ownership of Our Equity Securities

OWNERSHIP OF OUR EQUITY SECURITIES

The following table sets forth, as of April 21, 2025, the record date for the Annual Meeting, certain information with respect to the shares of our common stock beneficially owned (including the number of shares they had the right to acquire within 60 days of that date) by (i) stockholders known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, nominees and NEOs and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803, and each beneficial owner has sole voting power and investment power with respect to securities shown in the table.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Class

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK

The Vanguard Group(1)	145,012,806	10.7%

JAB BevCo B.V.(2)	134,113,479	9.9%

Capital World Investors(3)	108,292,164	8.0%

FMR LLC(4)	102,509,918.99	7.5%

BlackRock, Inc.(5)	93,075,153	6.9%

DIRECTORS AND NOMINEES

Oray Boston	—	—

Juliette Hickman	—	—

Paul Michaels(6)	19,927	*

Pamela Patsley	39,766	*

Debra Sandler	—	—

Robert Singer(7)	55,102	*

Mike Van de Ven	—	—

Lawson Whiting	—	—

NAMED EXECUTIVE OFFICERS

Timothy Cofer(8)	466,473	*

Robert Gamgort(9)	4,009,211	*

Sudhanshu Priyadarshi	234,398	*

Roger Johnson	110,984	*

Justin Whitmore	170,295	*

Andrew Archambault(10)	12,565	*

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (16 PERSONS)(11)	5,375,503	*

*	Less than 1% of outstanding shares of common stock.

(1)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on April 7, 2025. Such stockholder has indicated that, as of March 31, 2025, it beneficially owned 145,012,806 shares, has sole voting power with respect to 0 shares, shared voting power with respect to 1,442,190 shares, sole dispositive power with respect to 139,250,676 shares and shared dispositive power with respect to 5,762,130 shares. The address of such stockholder is 100 Vanguard Blvd, Malvern, PA, 19355.

(2)

Based on a Schedule 13D/A filed with the SEC on February 28, 2025 by JAB BevCo B.V., Acorn Holdings B.V., JAB Coffee & Beverages Holdings 2 B.V., JAB Coffee & Beverages Holdings B.V., JAB Coffee & Beverages B.V., JAB Forest B.V., JAB Holdings B.V., JAB Investments S.a.r.l., JAB Holding Co s.a.r.l., Joh A. Benckiser s.a.r.l., Agnaten SE and Lucresca SE. (together, the “Reporting Persons”). The Reporting Persons have indicated that, as of February 26, 2025, each beneficially owned 134,113,479 shares, had sole voting power with respect to 0 shares, shared voting power with respect to 134,113,479 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 134,113,479 shares. JAB BevCo B.V. is the indirect subsidiary of each of the other Reporting Persons, and each Reporting Person other than JAB BevCo B.V. expressly disclaims beneficial ownership of such shares. The address of such stockholders is Piet Heinkade 55, Amsterdam, P7, 1019 GM, The Netherlands.

(3)

Based on a Schedule 13G filed by Capital World Investors with the SEC on February 9, 2024. Such stockholder has indicated that, as of December 29, 2023, it beneficially owned 108,292,164 shares, has sole voting power with respect to 107,823,172 shares,

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	53

 Ownership of Our Equity Securities

shared voting power with respect to 0 shares, sole dispositive power with respect to 108,292,164 shares and shared dispositive power with respect to 0 shares. The address of such stockholder is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(4)

Based on a Schedule 13G filed by FMR LLC and Abigail P. Johnson with the SEC on April 7, 2025. FMR LLC has indicated that, as of September 30, 2024, it beneficially owned 102,509,918.99 shares, has sole voting power with respect to 83,412,710.47 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 102,509,918.99 shares and shared dispositive power with respect to 0 shares. Abigail P. Johnson, Director, the Chairman and the Chief Executive Officer of FMR LLC, has indicated that, as of September 30, 2024, such stockholder beneficially owned 102,509,918.99 shares, has sole voting power with respect to 0 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 102,509,918.99 shares and shared dispositive power with respect to 0 shares. The address of such stockholders is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 31, 2025. Such stockholder has indicated that, as of December 31, 2024, it beneficially owned 93,075,153 shares, has sole voting power with respect to 84,361,771 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 93,075,153 shares and shared dispositive power with respect to 0 shares. The address of such stockholder is 50 Hudson Yards, New York, NY 10001.

(6)	114 shares are held by the Paul S. Michaels 1994 Trust. 79 shares are held by Arthur Street LLC.

(7)	12,499 shares are held by the Robert Singer 2005 Insurance Trust.

(8)	400 shares are held by Mr. Cofer’s children. Includes 66,080 RSUs scheduled to vest on May 20, 2025.

(9)	574,900 shares are held by a GRAT settled by Mr. Gamgort in 2023, and 171,821 shares are held by a GRAT settled by Mr. Gamgort in 2024.

(10)	Based on information available to the Company as of January 31, 2025, the date on which Mr. Archambault’s employment with the Company was terminated.

(11)	Includes 66,080 RSUs scheduled to vest on May 20, 2025 and 35,000 RSUs scheduled to vest on May 18, 2025.

54	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Other Matters

OTHER MATTERS

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:

You are receiving this Proxy Statement because you are a record holder or beneficially own shares of KDP common stock that entitle you to vote at the 2025 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Q:	WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:

The items of business at the Annual Meeting will be as follows: (1) to elect the 9 directors named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders; (2) to approve, on an advisory basis, KDP’s executive compensation and (3) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. We also will consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Q:	WHEN AND WHERE IS THE ANNUAL MEETING?

A:

The Annual Meeting will be held virtually on June 18, 2025, at 11:00 a.m., Eastern Time, or at any adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:	HOW DO I ATTEND THE ANNUAL MEETING VIRTUALLY?

A:

We will host the 2025 Annual Meeting live online. You must register to attend the meeting by 5:00 p.m. ET on June 17, 2025 by visiting www.proxydocs.com/KDP and entering the control number provided on your proxy card (if you received a printed copy of the proxy materials), voting instruction form or Notice of Internet Availability of Proxy Materials. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number if you do not receive one. Once registered, you will receive an email with a unique link and instructions on how to attend the meeting one hour prior to the start of the meeting. The webcast will start at 11:00 a.m. Eastern Time. Stockholders may vote and submit questions online during the Annual Meeting. Pertinent questions will be answered during the meeting, subject to time constraints. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered once.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please refer to the technical support information listed in your registration confirmation email.

Q:	WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?

A:

Our Annual Meeting will be a virtual meeting of stockholders conducted via live webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:

The Board unanimously recommends that you vote FOR each director nominee in Proposal 1, FOR the advisory resolution to approve KDP’s executive compensation in Proposal 2 and FOR ratification of Deloitte & Touche LLP’s appointment as independent auditor in Proposal 3.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:	The following votes will be required to adopt each proposal (assuming a quorum is present):

Proposal 1: A nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

Proposal 2: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

Proposal 3: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

For each proposal, a broker non-vote (as described below), if any, or an abstention will not be counted as having been cast or actually voted on the applicable proposal, and therefore will have no effect on the vote.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	55

 Other Matters

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:

The Board has fixed the close of business on April 21, 2025 as the record date for the Annual Meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on April 21, 2025.

On that date, we had 1,358,178,069 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock on all matters properly brought before the Annual Meeting.

Q:	HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:

Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online. You must register to attend the meeting by 5:00 p.m. ET on June 17, 2025 by visiting www.proxydocs.com/KDP and entering the control number provided on your proxy card (if you received a printed copy of the proxy materials), voting instruction form or Notice of Internet Availability of Proxy Materials. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number if you do not receive one. Once registered, you will receive an email with a unique link and instructions on how to attend the meeting one hour prior to the start of the meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE VIRTUAL ANNUAL MEETING?

A:

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual Annual Meeting. There are three ways to vote by proxy:

▪

By Internet — Stockholders who have received a Notice of Internet Availability or a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

▪

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 844-602-4102 and following the instructions. Stockholders of record must have the control number that appears on their proxy card available when voting. Stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

▪

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:00 a.m. ET on June 18, 2025. Votes cast by mail must be received by 5:00 p.m. ET on June 17, 2025. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the approval of the advisory resolution to approve KDP’s executive compensation and (iii) FOR the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent auditor.

Q:	WHAT IF I WANT TO CHANGE MY VOTE?

A:	At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

▪	giving written notice to our Corporate Secretary revoking your proxy;

▪	submitting a later-dated proxy by telephone or electronically before 11:00 a.m. ET on June 18, 2025;

▪	submitting a later-dated mailed proxy received by 5:00 p.m. ET on June 17, 2025; or

▪	voting online at the Annual Meeting.

Q:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes (as described below), if any, are counted as present and entitled to vote for purposes of determining a quorum.

56	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Other Matters

Q:	WHAT IF I AM A BENEFICIAL OWNER AND I DO NOT GIVE MY NOMINEE VOTING INSTRUCTIONS?

A:

If your shares are held by a broker, trustee or other nominee on your behalf and you do not provide the broker, trustee or other nominee with specific voting instructions, under certain securities exchange rules, the broker, trustee or other nominee may not exercise discretion to vote for or against certain proposals. A “broker non-vote” occurs with respect to a proposal when a broker, trustee or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders and elects to vote your shares on such proposal(s) but is not permitted to vote on other proposals without instructions from the beneficial owner. This results in a “broker non-vote” for the matters on which the broker, trustee or other nominee does not vote, and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted.

Q:	HOW IS KDP DISTRIBUTING PROXY MATERIALS?

A:

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about April 25, 2025, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability containing instructions on how to access the proxy materials via the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote by going to a secure website.

If you received the Notice of Internet Availability by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request. If you would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS?

A:

You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	WHO WILL PAY FOR THIS SOLICITATION?

A:

The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by certain of our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for an estimated fee of $25,000 plus expenses. In addition, Innisfree may be paid on a per-call basis to solicit stockholders. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:

Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board, or the Board may leave a vacancy or decrease the size of the Board.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	57

 Other Matters

Q:	I LIVE WITH OTHER KDP STOCKHOLDERS. WHY DID WE ONLY RECEIVE ONE COPY OF PROXY MATERIALS?

A:

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple KDP stockholders who share your address, then only one set of proxy materials will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will promptly deliver, upon oral or written request, a separate set of proxy materials to any stockholder at your address. If, now or in the future, you wish to receive a separate set of proxy materials, as applicable, you may mail instructions to P.O. Box 8016, Cary, NC 27512-9903 or call 866-648-8133. In either case, you must provide your control number. We will promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple sets of proxy materials may request delivery of a single copy by calling BetaNXT at the above number or writing to BetaNXT at the above address.

Q:	HOW DO I PRESENT A PROPOSAL OR NOMINATE A CANDIDATE FOR THE BOARD OF DIRECTORS FOR THE 2026 ANNUAL MEETING?

A:

If any of our stockholders intends to present a proposal for consideration at the 2026 Annual Meeting of Stockholders, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 26, 2025, in order to be eligible for inclusion in the proxy statement and form of proxy distributed by the Board with respect to the 2026 Annual Meeting. With respect to any notice of a proposal or director nomination that a stockholder intends to present for consideration at the 2026 Annual Meeting, without inclusion of such proposal or director nomination in the proxy statement, in accordance with Article II, Section 6(c) of our Bylaws, notice of such stockholder proposal or director nomination will need to be received by us not sooner than February 18, 2026, but not later than March 20, 2026, in order to be presented at the 2026 Annual Meeting. Stockholder proposals and director nominations must be sent to our principal executive offices, 6425 Hall of Fame Lane, Frisco, TX 75034, Attention: Corporate Secretary. To be in proper written form, a stockholder’s notice to the Company of a stockholder proposal or a director nomination must include the information set forth in Article II, Section 6(d) and, as applicable, Article II, Section 8 of our Bylaws (which includes information required under Rule 14a-19).

Annual Report to Stockholders

Our 2024 Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”) has been posted on our corporate website at www.keurigdrpepper.com and on the Internet at www.proxydocs.com/KDP. We will provide, without charge, a copy of our 2024 Annual Report for the fiscal year ended December 31, 2024 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests should be directed to our Corporate Secretary at 6425 Hall of Fame Lane, Frisco, TX 75034.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. In particular, forward-looking statements include, but are not limited to, statements we make about our expectations for our operations and business and our corporate responsibility progress, plans, and initiatives (including environmental and human capital matters). Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially. The inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Websites

Links and references to websites included in this Proxy Statement are provided solely for convenience. Content on the websites, including on our Company website, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference herein or into any of our other filings with the SEC.

58	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Appendix A

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

This Proxy Statement includes certain non-GAAP financial measures, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to and should not be considered replacements for, or superior to, the GAAP measures. These measures may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define the non-GAAP financial measure in the same way. Non-GAAP financial measures typically exclude certain charges, including one-time costs that are not expected to occur routinely in future periods, described by the Company as “items affecting comparability.” The Company uses non-GAAP financial measures to evaluate our operating and financial performance and to compare such performance to that of prior periods and to the performance of our competitors. Additionally, we use non-GAAP financial measures in making operational and financial decisions and in our budgeting and planning process. We believe that providing non-GAAP financial measures to investors helps investors evaluate our operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance.

Adjusted operating income. Adjusted operating income is defined as Income from operations, as adjusted for items affecting comparability. Management believes that Adjusted operating income is useful for investors in evaluating the Company’s operating results and understanding the Company’s operating trends by adjusting certain items that can vary significantly depending on specific underlying transactions or events, thereby affecting comparability.

Adjusted diluted EPS. Adjusted diluted EPS is defined as Diluted EPS, as adjusted for items affecting comparability. Management believes that Adjusted diluted EPS is useful for investors in providing period-to-period comparisons of the results of our operations since it adjusts for certain items affecting overall comparability.

Free cash flow. Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. Management uses this measure to evaluate the company’s performance and make resource allocation decisions.

Financial measures presented on a constant currency basis. Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability, calculated on a constant currency basis by converting our current period local currency financial results using the prior period foreign currency exchange rates. Because our reporting currency is the U.S. Dollar, the value of financial measures presented in U.S. Dollar will be affected by changes in currency exchange rates. Therefore, we present certain financial measures on a constant currency basis for greater comparability.

Items affecting comparability. Items affecting comparability is defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP that do not have an offsetting risk reflected within the financial results, as well as the unrealized mark-to-market impact of our Vita Coco investment; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; (vi) transaction costs for significant business combinations (completed or abandoned); (vii) non-cash changes in deferred tax liabilities related to goodwill and other intangible assets as a result of tax rate or apportionment changes; and (viii) other certain items that are excluded for comparison purposes to prior year periods.

For the year ended December 31, 2024, the other certain items excluded for comparison purposes include (i) productivity expenses; (ii) restructuring expenses associated with the 2023 CEO Succession and Associated Realignment; (iii) costs related to significant non-routine legal matters, including the antitrust litigation; (iv) restructuring expenses associated with the 2024 Network Optimization; (v) the impact of the step-up of acquired inventory associated with the Kalil acquisition; (vi) impairment recognized on certain intangible assets and goodwill; (vii) integration expenses associated with the GHOST transactions; and (viii) other adjustments related to the GHOST transactions. Other adjustments related to the GHOST transactions solely include the termination payments for the distribution rights.

For the year ended December 31, 2023, the other certain items excluded for comparison purposes include (i) productivity expenses, (ii) restructuring expenses associated with the 2023 CEO Succession and Associated Realignment, (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation, and (iv) the non-cash changes in deferred tax liabilities related to goodwill and other intangible assets included an immaterial non-cash true-up of the valuation of foreign deferred tax liabilities related to a prior period.

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	A-1

 Appendix A

For the year ended December 31, 2022, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic, which were incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic; (vi) the gain on the sale of our investment in BA Sports Nutrition, LLC as a result of the settlement of the associated holdback liability; (vii) the gain on the settlement of our prior litigation with BA Sports Nutrition, LLC, excluding recoveries of previously incurred litigation expenses which were included in our adjusted results; (viii) losses recognized with respect to our equity method investment in Bedford Systems, LLC as a result of funding our share of their wind-down costs; (ix) foundational projects, which are transformative and non-recurring in nature; and (x) impairments recognized on certain intangible brand assets.

For the year ended December 31, 2021, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) gains from insurance recoveries related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment; (vii) the gain on the sale of our investment in BA Sports Nutrition, LLC; and (viii) impairment recognized on our equity method investment with Bedford Systems, LLC as a result of funding our share of their wind-down costs.

For the year ended December 31, 2020, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) impairment recognized on our equity method investments with Bedford Systems, LLC and LifeFuels, Inc. and (vii) impairment recognized on the Bai brand.

Reconciliation of Constant Currency Net Sales Growth (unaudited)

(in millions, except %s)	Twelve Months Ended December 31,
	2023	2024	% Change

Reported Net Sales	$14,814	15,351	3.6%

Impact of foreign currency			0.3%

Change - constant currency adjusted			3.9%

A-2	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Appendix A

Reconciliation of Certain Non-GAAP Information (unaudited)

	For the Year Ended December 31, 2024
(in millions, except per share data and %)	Income from Operations	Net Income	Diluted EPS

Reported	$2,591	$1,441	$1.05

Items Affecting Comparability:

Mark to market	—	72	0.05

Amortization of intangibles	133	99	0.07

Amortization of deferred financing costs	—	1	—

Amortization of fair value debt adjustment	—	11	0.01

Stock compensation	14	11	0.01

Restructuring - 2023 CEO Succession and Associated Realignment	40	31	0.02

Productivity	147	110	0.08

Impairment of goodwill and other intangible assets	718	607	0.44

Impairment of investment	—	12	0.01

Non-routine legal matters	10	7	0.01

GHOST integration	1	1	—

Other GHOST adjustments	225	167	0.12

Inventory step-up	4	3	—

Transaction costs	40	30	0.02

Restructuring - 2024 Network Optimization	51	38	0.03

Change in deferred tax liabilities related to goodwill and other intangible assets	—	(9)	(0.01)

Adjusted	$3,974	$2,632	$1.92

Change - adjusted			7.3%

Impact of foreign currency			0.5%

Change - constant currency adjusted			7.8%

	For the Year Ended December 31, 2023
(in millions, except per share data)	Income from Operations	Net Income	Diluted EPS

Reported	$3,192	$2,181	$1.55

Items Affecting Comparability:

Mark to market	8	4	—

Amortization of intangibles	137	103	0.07

Amortization of deferred financing costs	—	1	—

Amortization of fair value debt adjustment	—	14	0.01

Stock compensation	17	11	0.01

Restructuring - 2023 CEO Succession and Associated Realignment	35	26	0.02

Productivity	259	196	0.14

Impairment of intangible assets	2	2	—

Non-routine legal matters	5	4	—

Transaction costs	2	2	—

Change in deferred tax liabilities related to goodwill and other intangible assets	—	(26)	(0.02)

Adjusted	$3,657	$2,518	$1.79

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	A-3

 Appendix A

For the Year Ended December 31, 2022
(in millions)	Income from Operations

Reported	$2,605

Items Affecting Comparability:

Mark to market	150

Amortization of intangibles	138

Stock compensation	5

Restructuring and integration costs - DPS Merger	172

Productivity	230

Impairment of intangible assets	477

Non-routine legal matters	13

COVID-19	14

Gain on litigation	(271)

Transaction costs	1

Foundational projects	4

Adjusted	$3,538

For the Year Ended December 31, 2021
(in millions)	Income from Operations

Reported	$2,894

Items Affecting Comparability:

Mark to market	(57)

Amortization of intangibles	134

Stock compensation	18

Restructuring and integration costs - DPS Merger	202

Productivity	163

Non-routine legal matters	30

COVID-19	37

Transaction costs	2

Malware incident	(2)

Adjusted	$3,421

A-4	2025 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Appendix A

For the Year Ended December 31, 2020
(in millions)	Income from Operations

Reported	$2,480

Items Affecting Comparability:
Mark to market	(28)
Amortization of intangibles	133
Stock compensation	27
Restructuring and integration costs - DPS Merger	199
Productivity	128
Impairment of intangible assets	67
Non-routine legal matters	57
COVID-19	128

Adjusted	$3,191

Reconciliation of Operating and Free Cash Flow Growth (unaudited)

	Twelve Months Ended December 31,
(in millions, except %s)	2023	2024	% Change

Net cash provided by operating activities	$1,329	$2,219	67%

Purchases of property, plant and equipment	(425)	(563)

Proceeds from sales of property, plant and equipment	9	4

Free Cash Flow	$913	$1,660	82%

Keurig Dr Pepper Inc.	2025 PROXY STATEMENT	A-5

53 South Avenue, Burlington, MA 01803
6425 Hall of Fame Lane, Frisco, TX 75034
keurigdrpepper.com

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Keurig Dr Pepper Inc. Annual Meeting of Stockholders For Stockholders of record as of April 21, 2025 Wednesday, June 18, 2025 11:00 AM, Eastern Time Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/KDP for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 11:00 AM, Eastern Time, June 18, 2025. This proxy is being solicited on behalf of the Board of Directors Internet: • www.proxypush.com/KDP • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-844-602-4102 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided. Proxy Cards must be received before 5:00 PM Eastern Time, June 17, 2025. Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/KDP The undersigned hereby appoints Timothy Cofer, Anthony Shoemaker and Mark Jackson (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Keurig Dr Pepper Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE ABOVE NAMED PROXIES WILL VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any director nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Keurig Dr Pepper Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 PROPOSAL YOUR VOTE 1. To elect the nine director nominees named below to hold office for a one-year term and until their respective successors shall have been duly elected and qualified: 1.01 Timothy Cofer 1.02 Robert Gamgort 1.03 Oray Boston 1.04 Juliette Hickman 1.05 Pamela Patsley 1.06 Debra Sandler 1.07 Robert Singer 1.08 Mike Van de Ven 1.09 Lawson Whiting 2. To approve, on an advisory basis, Keurig Dr Pepper Inc.’s executive compensation. 3. To ratify the appointment of Deloitte & Touche LLP as Keurig Dr Pepper Inc.’s independent registered public accounting firm for fiscal year 2025. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/KDP Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date